As filed with the Securities and Exchange Commission on April 10, 1998

                                           Registration Statement No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------


                         FORTUNE FINANCIAL SYSTEMS, INC.
        (Exact name of small business issuer as specified in its Charter)

                           --------------------------


            Nevada                         8200                  59-3456-228
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)       Classification No.)     Identification No.)

                            -------------------------

                          6975 South Union Park Center
                                    Suite 180
                           Salt Lake City, Utah 84047
                            Telephone (801) 233-0100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -------------------------

                            Roger C. Royce, President
                         Fortune Financial Systems, Inc.
                          6975 South Union Park Center
                                    Suite 180
                           Salt Lake City, Utah 84047
                            Telephone (801) 233-0100
                          Facsimile No. (801) 233-0001

                         ------------------------------



Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


                                                        Proposed           Proposed
                                                        Maximum            Maximum
Title of                              Amount            Offering           Aggregate          Amount of
Shares to be                          to be             Price              Offering           Registra-
Registered                            Registered        per Shares(1)      Price(1)           tion Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
value per share, reserved
for issuance upon conversion
of Series A Preferred Stock(2)           2,000,000       $1.50           $3,000,000         $    885.00

Common Stock reserved
for issuance upon exercise
of Common Stock
Purchase Warrants (3)                      250,000       $5.00           $1,250,000         $    368.75

Common Stock reserved etc.
Warrants(4)                                250,000       $6.00           $1,500,000         $    442.50

Total                                                                    $5,750,000         $  1,696.25

         (1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the closing bid and asked prices for the Common Stock, per share (the "Common Stock") as reported on the OTC Bulletin Board at April 7, 1998.

         (2) To be offered and sold by the Selling Security Holders upon conversion of 200,000 outstanding shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The conversion price for the Series A Preferred Stock (as represented by the stated value) is equal to 17% off the average closing bid price of the Common Stock for the ten consecutive trading days ending one trading day prior to the date of conversion as reported by Bloomberg L.P. The number of shares of Common Stock registered represents the maximum number of shares issuable upon conversion based on a minimum conversion price of $1.00.

         (3) To be offered and sold by the Selling Security Holders upon any exercise of Common Stock purchase warrants exercisable at $5.00 per share.

         (4) To be offered and sold by the Selling Security Holders upon any exercise of Common Stock purchase warrants exercisable at $6.00 per share.

                  Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the Series A Preferred Stock.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        FORTUNE FINANCIAL SYSTEMS, INC.

                        -------------------------------


              Cross Reference Sheet for Prospectus Under Form SB-2

     Form SB-2 Item No. and Caption     Caption or Location in Prospectus
     ------------------------------     ---------------------------------

 1.  Forepart of Registration           Cover Page; Cross Reference
     Statement and Outside                 Sheet; Outside Front Cover
     Front Cover of Prospectus             Page of Prospectus

 2.  Inside Front and Outside Back      Inside Front and Outside Back
     Cover Pages of Prospectus             Cover Pages of Prospectus

 3.  Summary Information, Risk          Prospectus Summary; High Risk
     Factors                            Factors

 4.  Use of Proceeds                    Use of Proceeds

 5.  Determination of Offering          Cover Page
     Price

 6.  Dilution                           Not Applicable

 7.  Selling Security Holders           Selling Security Holders

 8.  Plan of Distribution               Outside Front Cover Page of
                                           Prospectus; Selling Security Holders;
                                           Plan of Distribution

 9.  Legal Proceedings                  Business

10.  Directors, Executive Offi-         Management
     cers, Promoters and Control
     Persons

11.  Security Ownership of Cer-         Principal Stockholders
     tain Beneficial Owners and
     Management

12.  Description of Securities          Description of Securities

13.  Interest of Named Experts          Legal Matters
     and Counsel

14.  Disclosure of Commission           Undertakings
     Position on Indemnifica-
     tion for Securities Act
     Liabilities

15.  Organization within Last           Not Applicable
     Five Years

16.  Description of Business            Business

17.  Management's Discussion            Management's Discussion and
     and Analysis and Plan of              Analysis or Plan of Operations
     Operation

18.  Description of Property            Business - Properties

19.  Certain Relationships and          Certain Transactions
     Related Transactions

20.  Market for Common Equity           Price Range for Common Stock;
     and Related Stockholder               Description of Securities
     Matters

21.  Executive Compensation             Management - Executive Compensation

22.  Financial Statements               Financial Statements

23.  Changes in and Disagree-           Not Applicable
     ments with Accountants on
     Accounting and Financial
     Disclosure


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

ITEM 1.


                   Preliminary Prospectus dated April 10, 1998
                              Subject to completion

                                2,500,000 Shares

                         FORTUNE FINANCIAL SYSTEMS, INC.

                     Common Stock, Par Value $.01 Per Share

                            ------------------------

         This Prospectus (the "Prospectus") relates to the offer and sale of up to 2,500,000 shares of Common Stock, $.001 par value (the "Common Stock") of Fortune Financial Systems, Inc. (the "Company" or "Fortune") by certain selling stockholders (the "Selling Security Holders"). Of the 2,500,000 shares of Common Stock offered hereby (the "Shares"), (i) up to an aggregate of 2,000,000 Shares are issuable upon conversion of up to 20,000 Shares of the Company's 5% Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") held by the Selling Security Holders; and (ii) up to 500,000 Shares are issuable upon exercise of three-year Common Stock purchase warrants exercisable at $5.00 per Share as to 250,000 Shares and $6.00 per Share as to the remaining 250,000 Shares (collectively the "Warrants"). This Prospectus covers the resale of the 2,500,000 Shares and, in accordance with Rule 416 under the Securities Act of 1933, such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series A Preferred Stock based upon fluctuations in the conversion price of the Series A Preferred Stock (see "Selling Security Holders").

         The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "FFSY." On April 7, 1998 the closing bid price for the Common Stock was $1.50. There can be no assurances that a substantial trading market for its Common Stock will develop or be sustained in the future. See "Price Range of Common Stock" and "Description of Securities."

                            ------------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT HEREIN. SEE "HIGH RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ________________, 1998

         The conversion price for the Series A Preferred Stock is equal to 17% off the average closing bid price of the Common Stock (as adjusted as described herein), as reported by Bloomberg L.P., for the ten consecutive trading days (the "Average Market Price") ending one day prior to the date of each conversion, as agreed to by the Selling Security Holders and the Company pursuant to the Private Equity Line of Credit Agreement dated as of October 28, 1997 (the "October 28, 1997 Agreement") as modified by Amendment dated March 27, 1998 (the "Amendment") (the October 28, 1997 Agreement and the Amendment are collectively referred to as the "Agreement") entered into by the parties thereto. The Warrants currently issued are exercisable for 250,000 shares at an exercise price of $5.00 per share and for 250,000 shares at $6.00 per share. See "Selling Security Holders."

         The Company believes that the number of shares of Common Stock to which this Prospectus relates should be the maximum number of shares of Common Stock that are likely to be issued to the Selling Security Holders and sold hereby.

         The Selling Security Holders have advised the Company that they propose to sell the Shares, from time to time, publicly through broker-dealers acting as agents for others, or in private sales. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby by the Selling Security Holders except upon any exercise of the Warrants.

         The Company will pay all offering expenses for the offering, estimated at approximately $37,000.00, including (i) the SEC registration fee ($1,696.25);
(ii) legal fees and expenses ($16,000.00); (iii) blue sky fees ($1,000.00); (iv) accounting fees and expenses ($10,000.00); (v) printing expenses ($8,000.00); and (vi) miscellaneous expenses ($303.75), but will not pay any discounts or commissions incurred by the Selling Security Holders.

         The Company has informed the Selling Security Holders that the anti-manipulative rules and regulations under the Securities Exchange Act of 1934, including Regulation M thereunder, may apply to their sales in the market and has furnished each of the Selling Security Holders with a copy thereof. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of Shares registered hereunder.

                            ------------------------

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

         The Company will furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

         The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form SB-2 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center New York, New York 10048, Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

ITEM 3.                        PROSPECTUS SUMMARY

         The following is intended to summarize more detailed information and financial statements and notes thereto which are set forth more fully elsewhere in this Prospectus or incorporated herein by reference and, accordingly, should be read in conjunction with such information.

         Other than historical and factual statements, the matters and items discussed in this Prospectus are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Certain factors that could contribute to such differences are discussed with the forward-looking statements throughout this Prospectus and are summarized in Sections "High Risk Factors" and "Management's Discussion and Analysis or Plan of Operations."

         Fortune Financial Systems, Inc. (the "Company") is the parent company to four wholly-owned subsidiaries. These are Professional Marketing, Inc., a Utah corporation ("PMI"); Internet Development, Inc., a Utah corporation ("IDI"); Success Media, Inc., a Florida corporation ("SMI") and Fortune
Marketing International, Inc., a Florida corporation ("Fortune Marketing"). Through its subsidiaries the Company operates a financial and business training, coaching and consulting company which provides training services and consulting in a range of areas specializing in personal finance, small business, real estate and Internet product and services.

         In addition, the Company has entered into a 10-year license agreement with option for 10 additional years with Success Holdings, L.L.C., whereby the Company is entitled use the "Success" trademark in connection with its business training, workshops, conferences and business coaching programs.

         In addition to it's four operating companies, the Company has developed a program in conjunction with Success Magazine, an international publication focussed on the entrepreneur, whereby the magazine will be co-branded with many or all of the Company's programs, and the Company intends to create joint ventures with entrepreneurs in foreign countries who will license the publication and distribution rights to the magazine and the right to establish a seminar and training company in a particular territory.

         The Company's executive offices are located at 6975 Union Park Center, Suite 180, Midvale, Utah 84047. Telephone No.: (801) 233-0100; Facsimile No.:
(801) 233-0001.

The Offering and Outstanding Securities

Common Stock Outstanding..............19,957,253 shares of Common Stock

Common Stock Offered
     by Selling Security Holders......2,500,000 shares of Common Stock1

Proceeds to be received upon
     exercise of Warrants.............$2,750,0002

Risk Factors..........................Investment in these securities involves a high degree of risk. See "High Risk
                                      Factors."

OTC Bulletin Board Symbol............."FFSY"

--------------------

1    Includes up to 500,000 shares issuable upon the exercise of the Warrants.

2 Under the terms of the Warrants, outstanding Warrants to purchase 250,000 shares are exercise at $5.00 per share and Warrants to purchase 250,000 shares are exercisable at $6.00 on or prior to October 28, 2000.



                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (Not covered by Accountant's Report)


Summary of Selected Consolidated Financial Information

Consolidated Statement of Operations Data:

                                  Period from Inception
                                   (September 3, 1996)        Nine Months Ended
                                     March 31, 1997           December 31, 1997

Operating Revenue                   $     5,762,534          $      18,996,191
Operating Expenses                  $     4,817,136          $      20,049,197
Operating Income (loss)             $       945,398          $      (1,053,006)
Net Income (loss)                   $       615,398          $        (534,180)
Net Income Per Share (loss)         $           .06          $            (.03)


Balance Sheet Data:
                                     March 31, 1997           December 31, 1997

Cash                                $        73,593          $         692,077
Working Capital (deficit)           $       902,660          $        (510,563)
Total Assets                        $     2,200,731          $       6,207,270
Total Liabilities                   $       977,228          $       2,515,556
Stockholders' Equity                $     1,223,503          $       2,381,448

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED IN THIS PROSPECTUS.

Limited Operating History; Loss of Significant Revenues

         The Company has only a limited operating history upon which an evaluation of the Company's performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in industries characterized by emerging markets, and products, and intense competition and regulation. Accordingly, there can be no assurance that the Company will be able to successfully manage and grow operations, or that failure to do so will not augment the risk inherent in the establishment of an expanding business. In April 1997, the Company sold its Fortune 21, Inc. subsidiary (Fortune 21). Fortune 21 accounted for $5,762,534 of the Company's revenues for the period from September 3, 1996 through March 31, 1997; accordingly, the Company's financial performance may not be indicative of actual period operations and there can be no assurance about its ability to generate comparable revenues and profits in future periods.

Limited Marketing Activity, Uncertainty of Market Acceptance

         Developing market acceptance for the Company's existing and proposed products and services will require substantial marketing and sales efforts and the expenditure of a significant amount of funds to inform its members and others of the benefits and cost advantages of the Company's services and products and to achieve name recognition. There can be no assurance that the Company will be able to successfully develop or position its products or services, or that any marketing efforts undertaken by the Company will result in increased demand for or market acceptance of the Company's products and services.

Regulation

         While the Company is not subject to extensive levels of regulation, a greater number of jurisdictions are broadening the scope of products and services that come within the jurisdiction of the regulatory authorities within such states, particularly relevant to the industry in which the Company operates. Consequently, the trend in regulation on a national basis is to encompass organizations, similar to the Company, within the ambit of state regulatory authority, the consequence of which may involve limited or greater control relevant to the products and services distributed by the Company.

Competition

         Although there is limited competition at present in the industry in which the Company operates, the market could ultimately be characterized by intense competition, at such time as other organizations perceive the opportunities available in the industry. In addition, there are no significant barriers to entry in the business in which the Company engages. For this reason, the Company's business could be subject to substantial future competition. Many of the competitors will be substantially larger and have greater financial resources than the Company. There can be no assurances that the Company will be able to compete profitably with such other companies on a long-term basis.

Customer Base and Market Acceptance

         While the Company believes it can continue to develop a customer base in the markets it operates through expansion, strategic alliances, and other commercial relationships, any inability of the Company to develop and expand such a customer base would have a material adverse effect on the Company. Although the Company believes that its products and services offer advantages over competitive products, no assurance can be given that these products will attain any degree of market acceptance on a sustained basis or that they will generate revenue sufficient for profitable operations.

Dependence on Key Personnel

         The success of the Company will be largely dependent on the efforts of the members of the management of the Company, especially Mr. Roger Royce, its Chief Executive Officer, Chairman and President and Mr. Douglas Shane Hackett, its Executive Vice-President of Marketing and Company co-founder. Although the Company has entered into employment and consulting agreements with various members of the management, including Messrs. Royce and Hackett of the Company, there can be no assurance that such persons will continue their employment with the Company. The loss of the services of one or more of such key personnel would have a material adverse effect on the Company's ability to maximize its use of its products and technologies or to develop related products and technologies. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, programming, engineering and marketing personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel.

Control of the Company by Present Shareholders

         Members of management and their affiliates will own and control the vote of approximately 70.5% of the outstanding shares of Common Stock, which, among other things, will enable them to elect the Company's entire Board of Directors and generally control the operations of the Company.

Lack of Reporting Information

         The Company, while having a limited trading market for its Common Stock, is not subject to the reporting requirements under the Securities Exchange Act of 1934. As a result, until the Company registers its securities under the federal securities laws, stockholders will not have ready access to the information required to be reported by publicly-held companies under such Act and the regulations thereunder.

Limited Market for the Company's Common Stock; Possible Volatility of Securities Prices

         There is currently only a limited trading market for the Common Stock of the Company. The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "FFSY," which is a limited market and subject to substantial restrictions and limitations in comparison to the Nasdaq System. There can be no assurance that a substantial trading market will develop (or be sustained, if developed) for the Common Stock. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in the market price of the Company's securities because of factors unrelated, as well as related, to the Company's operating performance. There can be no assurances that the Company's Common Stock will ever qualify for inclusion within the Nasdaq System, or that more than a limited market will ever develop for its Common Stock.

Possible Applicability of Rules Relating to Low-Priced Stocks; Possible Failure to Qualify for NASDAQ SmallCap Market Listing.

         The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5 per share, subject to certain exceptions. Upon completion of this Offering, the shares of Common Stock, offered hereby may be deemed to be "penny stocks" and thus will become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock is listed on the NASDAQ SmallCap Market. There can be no assurance that the Company will be able to satisfy the listing criteria of the NASDAQ SmallCap Market or will trade for $5 or more per security after the Offering. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in a secondary market.

         Although the Company intends to apply for listing of the Common Stock on the NASDAQ SmallCap Market, there can be no assurance that the trading of the Common Stock will develop or, if developed, will be sustained. Furthermore, there can be no assurance that the Securities purchased by the public hereunder may be resold at their original offering price or at any other price.

         In order to qualify for initial listing on the NASDAQ SmallCap Market, a company must, among other things, have a public float of at least 1 million shares, a $5 million market value of public float, a minimum bid price of $4.00 per share, at least 3 market makers, and at least 300 shareholders. In addition, the Company must have net tangible assets of $4 million or net income of $750,000 in the latest fiscal year or two of the last three fiscal years. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in the latest fiscal year or two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders.

         If the Company is or becomes unable to meet the listing criteria (either initially or on a maintenance basis) of the NASDAQ SmallCap Market and is never traded or becomes delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "Electronic Bulletin Board" administered by the National Association of Securities Dealers, Inc. (the "NASD"). In such an event, the market price of the Common Stock may be adversely impacted. As a result, an investor may find it difficult to dispose of, or obtain accurate quotations as to the market value of the Common Stock.

Anti-Takeover Provisions

         The Board of Directors has the authority to issue 5,000,000 shares of which 20,000 shares have been issued of the Company's preferred stock ("Preferred Stock") and to fix the dividends, liquidation, conversion, redemption and other rights, preferences and limitations of such shares without any further vote or action of the stockholders. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion voting or other rights which could adversely affect the voting power or the rights of the holders in the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in the control of the Company. Furthermore, certain provisions of the Company's Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt of the Company. In addition, certain provisions of the Nevada General Corporation Act also may be deemed to have certain anti-takeover effects.

Limitation of Liability

         The Nevada General Corporation Law provides that a director is not personally liable for monetary damages to the Company or any other person for breach of fiduciary duty, except under very limited circumstances. Such a provision makes it more difficult to assert a claim and obtain damages from a director in the event of his unintentional breach of fiduciary duty.

ITEM 7.                     SELLING SECURITY HOLDERS

Private Equity Line of Credit Agreement

         The Selling Security Holders have purchased the Series A Preferred Stock and Warrants in a private placement transaction pursuant to a Private Equity Line of Credit Agreement dated October 28, 1997 ("October Agreement"). The stated value of the Series A Preferred Stock is $100.00 per Share. In addition, three-year Warrants to purchase 250,000 shares of Common Stock, exercisable at $5.00 per share, and three-year Warrants to purchase 250,000 shares of Common Stock, exercisable at $6.00 per Share, have been issued pursuant to the October Agreement. The parties modified the October Agreement by an Amendment dated March 27, 1998.

         In accordance with the October Agreement, on October 28, 1997, the Company issued 20,000 shares of its Series A Preferred Stock and Warrants to purchase 500,000 shares of Common Stock for a cash consideration of $2,000,000 cash. As contemplated by the October Agreement, an additional 20,000 shares of Series A Preferred Stock, at a purchase price of $100.00 per share, or an aggregate of $2,000,000, were to be issued and sold to the Selling Security Holders provided a Registration Statement covering the resale of Shares had become effective under the Securities Act by February 25, 1998 and certain other conditions were fulfilled. Because the Company failed to obtain the effectiveness of its Registration Statement on or before February 25, 1998, the Company was obligated to pay to the Selling Security Holders an aggregate of $60,000 for the first 30-day period that such registration statement was not declared effective and an aggregate of $120,000 for each 30-day period thereafter. The October Agreement also provided that should the Company fail to obtain the effectiveness of its registration statement within 210 days following October 28, 1997, the Selling Security Holders will have the right to sell to the Company the initial 20,000 shares of Series A Preferred Stock acquired at the initial closing at the stated value thereof plus accrued and unpaid dividends. Performance of this obligation is secured by a Security and Pledge Agreement of various of the Company's assets as well as a pledge of 2,000,000 shares of Common Stock by Mr. Peter R. Morris, a director and principal stockholder of the Company. The October Agreement also provided that commencing with the effective date of the registration statement and for a two-year period thereafter, the Selling Security Holders were to be obligated to purchase up to 160,000 additional shares of Series A Preferred Stock ($16,000,000) provided the Company has fulfilled its various covenants under the Agreement.

         The Company did not register under the conditions of the October Agreement and, following negotiations, the Company and the Selling Security Holders entered into an Amendment to the October Agreement. As provided for by the Amendment, the parties agree that neither of them would have the obligation to purchase or sell additional shares of the Series A Preferred Stock as provided by the October Agreement. All penalties, defaults and price adjustments provided for under the October Agreement were waived under the terms of the Amendment. The Company remains obligated to use its best efforts to process expeditiously the Registration Statement. In the event the Registration Statement does not become effective by July 27, 1998, or in the alternative, if the Company or other persons are not able to provide the Selling Security Holders with shares of Common Stock of the Company which would have the rights and benefits comparable to shares of Common Stock registered under the Securities Act, the Selling Security Holders would have the right to put their shares of Series A Preferred Stock to the Company and foreclose on all collateral provided to them under the October Agreement. The foregoing notwithstanding, the Selling Security Holders would agree to extend to the

Company a grace period of 60 days from the end of July 27, 1998 in which the Company would have the right to exercise a redemption option and make a one-time payment equal to 120% of the stated value of the Preferred Stock to be acquired. At such time as the Registration Statement becomes effective, the Company also has a right to a redemption option to acquire 10% of the Series A Preferred Stock on a monthly basis over a 10-month period (i.e., 2,000 shares of Series A Preferred Stock each month) at a redemption price of 120% of the stated value of such shares of Series A Preferred Stock. In addition, on or prior to the earlier of July 27, 1998 or the date this Registration Statement becomes effective, the Company will have the right to redeem, in whole or in part, and from time to time, the Series A Preferred Stock at 110% of the stated value of the Series A Preferred Stock and without payment of accrued but unpaid dividends.

         As modified by the Amendment, at the option of each of the Selling Security Holders, the Series A Preferred Stock may be converted at any time into shares of the Company's Common Stock equal in number to the amount to be determined by dividing $100.00 (representing the stated value thereof) by a percentage of the average closing price of the Company's Common Stock over the 10-day trading period ending on the day prior to the conversion of the Series A Preferred Stock, less a discount of 17%. The Selling Security Holders, however, have agreed to convert not more than 10% of the Series A Preferred Stock during any 30-day period for a total of 10 months beginning on the earlier of the date hereof or the date of effectiveness of this Registration Statement.

         Holders of Series A Preferred Stock have a right to receive, out of funds legally available therefor, preferential non-participating dividends at the rate of 5% of the stated value per Share per year, payable in four equal installments on March 31, June 30, September 30 and December 31 in each year. Such dividends are cumulative and if dividends for any dividend period at the rate specified above shall not have been paid or declared, the deficiency will be paid with interest thereon at the prime rate as quoted from time to time by The Wall Street Journal before any dividends are set apart for or paid on any shares of Common Stock of the Company. The Holders of the Series A Preferred Stock are entitled to one vote for each share of Series A Preferred Stock owned by them on all matters required or permitted to be submitted to a vote of the stockholders of the Company.

         With respect to the Warrants, each of the Selling Security Holders received Warrants to purchase 125,000 Shares of Common Stock exercisable at $5.00 per Share and Warrants to purchase up to 125,000 Shares of Common Stock at an exercise price of $6.00 per Share. The Warrants may be exercisable in whole or in part at any time on or prior to October 28, 2000. The Holders of the Warrants are not entitled to any rights of a stockholder of the Company. In addition, the Holders are entitled to an adjustment in the exercise price and/or the number of shares of Common Stock to be received upon exercise of the Warrants in the event the Company undertakes certain transactions, including payment of dividends or distributions with respect to its Common Stock, subdivisions or combinations of its outstanding Common Stock and recapitalizations in connection with a consolidation or merger in which the Company is the continuing corporation.

         Performance of the Company's obligations is secured by a Security and Pledge Agreement consisting of substantially all of the assets of the Company and a pledge of 2,000,000 shares of Common Stock by Mr. Peter Morris, a director and one of the principal stockholders of the Company.

         The Company has agreed to indemnify the Selling Security Holders against any liabilities under the Securities Act of 1933 or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Security Holder expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its Certificate of Incorporation and By-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In connection with the registration of the resale of the Shares offered hereby, the Company will supply Prospectuses to the Selling Security Holder and use its best efforts to qualify the Shares for sale in any states wherein qualification is required.

         Joseph  Charles  and   Associates,   Inc.  and  Stenton  Leigh  Capital
Corporation will receive a total finder's fee of $360,000.00 upon full completion of the original transaction.

Stock Ownership

         The following table sets forth the name of each of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or underlying the Series A Preferred Stock and Warrants of the Company owned by the Selling Security Holders on March 31, 1998, the amount of shares of Common Stock to be offered by the Selling Security Holders and the amount to be owned by the Selling Security Holders following sale of this shares of Common Stock upon completion of this offering. As of March 31, 1998, there were outstanding 19,957,253 shares of Common Stock of the Company.

                                               Number             Shares        Shares to be
Name of Selling                               of Shares            to be         Owned After
Security Holder                               Owned(1)          Offered(1)        Offering

Deere Park Capital Management, Inc. (2)        1,250,000        1,250,000           0
Profutures Special Equities Fund, L.P.(3)      1,250,000        1,250,000           0
----------------------------

(1) Represents maximum number of shares of Common Stock issuable upon exercise of Series A Preferred Stock based on a minimum conversion price of $1.00 per share and exercise of the Warrants. This Prospectus also covers the resale of such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series A Preferred Stock based upon such fluctuations in the conversion price.

(2) Address: 650 Dundee Road, Suite 460, Northbrook, Illinois 60062. Includes 250,000 Shares of Common Stock underlying Warrants.

(3) Address: 1310 Highway, 620 South, Suite 200, Austin, Texas 78734. Includes 250,000 shares of Common Stock underlying Warrants.

         Neither the Selling Security Holders nor their affiliates have held any position, office or had any material relationship with the Company previously.

         The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against civil liabilities including liabilities under the Securities Act of 1933.

ITEM 8.                       PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Security Holders may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the Selling Security Holders and purchasers without a broker-dealer or other intermediary. In effecting sales, broker-dealers or agents engaged by the Selling Security Holders may arrange for other broker-dealers or agents to participate. Such broker-dealers may receive commissions or discounts from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company being notified by the Selling Security Holders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, agent or underwriter, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (a) the name of each such broker-dealer, agent or underwriter (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), agent(s) or underwriter(s);or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (e) that such broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.



ITEM 9.                 Legal Matters

         There are no material pending legal proceedings to which the Company or any of its subsidiaries is a party or which any of its property is the subject.

ITEM 10.                           MANAGEMENT

Directors and Executive Officers

         The current executive officers, directors and significant employees of the Company and its subsidiaries are as follows:

Name                         Age                        Position

Roger C. Royce               57            President, Chief Executive Officer
                                           and Director

Douglas Shane Hackett        34            Executive Vice President, Marketing
                                           and Director

Stephen H. Ross              53            Vice President, Chief Financial
                                           Officer, Secretary, Treasurer,
                                           and  Director

Joeseph W. Larkin            46            Vice President

Robert W. Harte              32            Director

Steven Comer                 41            Director

Steven Thorne                29            Director


         Roger C. Royce, President, CEO and Director. Mr. Royce, age 57, brings to the company over 30 years of operating experience in managing rapid growth enterprises and running large conglomerate companies in both the public and private sector. Mr. Royce is the former President and CEO of Motel 6 Corporation, Woodfin Suites Hotles, Inc. and Senior Vice President of Development and Operations for Fotomat Corporation. He is also known for his business involvement in numerous entrepreneurial companies in multiple industries including specialization in the education and training area. He holds a B.A. Degree and a M.B.A. from California Western University and has taken postgraduate work at UCLA and Harvard University.

         Douglas S. Hackett, Director, Vice President and Secretary. Mr. Hackett, age 34, has served as Executive Vice President, Secretary and a Director of the Company since September 10, 1996. He also serves as President of Fortune Marketing International and is responsible for all marketing and advertising for the Company including direct management of infomercial and workshop sales divisions. Prior to serving the Company, Mr. Hackett was Vice President of Marketing, Financial Services and Broadcasting for the Charles J. Givens Organization, Financial Concepts and Financial Programs, where he oversaw the growth and development of one of the largest and most successful personal development and financial training companies. Mr. Hackett began his career in radio, having been responsible for the creation and production of several nationally syndicated radio shows, including "Baseball Sunday with Joe Garagiola," "Football Sunday" and NBA Basketball Sunday. Mr. Hackett graduated from William Jewell College in Liberty, Missouri with Bachelor of Arts degrees in Communications and Public Relations. Additionally, he studied International Business and Literature at Harlaxton College in Grantham, England.

         Stephen H. Ross, Vice President, Chief Financial Officer, Secretary, Treasurer and Director. Stephen H. Ross, 53, C.P.A., serves as the Chief financial Officer and director. He is a seasoned result-oriented senior executive with over 25 years of experience in business both national and international. For twelve years he was with Peat Marwick and served as a Partner in the firm. He has held numerous positions of Chief Financial Officer and has been a principal in his own company specializing in acquisitions, financing and turnarounds. Mr. Ross is an accounting graduate from Utah State University and is a CPA in Utah and California.

         Joseph W.  Larkin,  Vice  President  of  Strategic  Planning  and Human
Resources. Mr. Larkin, 46, has extensive business experience and has held numerous positions as Vice President of Strategic Planning, Vice President of Human Resources, Vice President of Marketing and was a Principal and President of the Consulting firm of Hendrix Information Group. Mr. Larkin has a B.A., M.A. degree from Brigham Young University and is completing his Ph.D. at the University of Southern California.

         Robert W. Harte, Director Mr. Harte, age 32, serves as principal and General Managing Partner of various Limited Partnerships and limited liability companies who manage projects in excess of $50 million in the aggregate. He is founder and chief executive of Prime Residential Management Company, a full service property management company. He has served in numerous executive and advisory roles providing strategic planning, management and administration for companies such as VMS Reality Partners and Success Holdings, LLC, a media holding company whose subsidiaries include Success Magazine and Working at Home. Mr. Harte is a graduate of Quincy University with Bachelor of Science in Business.

         Steven Comer, Director and CEO of Internet Development Inc. ( a subsidiary) Steven Comer, age 41, has more than 14 years of experience in the home-based business training and seminar industry. Mr. Comer created Odyssey Corporation which provided consulting and marketing services to national training firms. Mr. Comer has authored several training programs that have been marketed throughout North America. Mr. Comer studied at Brigham Young University majoring in Electrical Engineering, with additional emphasis in Business Management.

         Steven G. Thorne, Director and President of Professional Marketing, Inc. (a subsidiary). Mr. Thorne, age 29, has held senior management and training positions in the telemarketing industry for the past six years. He is co-founder and president of PMI. Mr. Thorne is responsible for more than 180 employees working in the areas of telemarketing customer service, coaching and administration. Mr. Thorne served for two years as the general sales manager for the telemarketing division of Financial Freedom Report managing 70 sales consultants. Mr. Thorne also served as a training and team leader for TSI, a major telemarketing firm in Salt Lake City. Mr. Thorne received his B.S. degree in business from the University of Phoenix.

         Each director is elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. The officers of the Company serve at the pleasure of the Company's board of directors.

         There are no family relationships among any of the executive officers or directors of the Company.

Board Committees

         The Company has an Executive Committee, a Compensation Committee and an Audit Committee.

         The Compensation Committee will administer the Company's future stock option plan and make recommendations to the full Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees.

         The Audit Committee will review the engagement of the independent accountants and review the independence of the accounting firm. The Audit Committee will also review the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls. The Audit Committee consists of a majority of independent directors.

ITEM 11.                     PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1997 (a) by each person known to the Company to own beneficially or more than 5% of any class of the Company's securities, including those shares subject to outstanding options and (b) by each of the Company's Officers and Directors and (c) by all officers and directors of the Company as a group. As of March, 1998, there were 19,957,253 shares of Common Stock of the Company issued and outstanding.

  Name and Address                        Shares Beneficially          Percent
       of  Owner(1)                              Owned                 of Class

James S. Byrd, Jr.                             3,206,000                 16.06%
and Kimberly Byrd, as
Tenants by the Entirety
1856 Alaqua Drive
Longwood, Florida

Douglas Shane Hackett,                         3,000,000                 15.03%
and Robin Hackett, as
Tenants by the Entirety
1900 Alaqua Drive
Longwood, Florida

Peter R. Morris(3)                             3,100,000                 15.53%
875 North Michigan Avenue
Suite 3335
Chicago, Illinois

Success Holdings, LLC(2)                       3,100,000                 15.53%
733 Third Avenue
New York, New York 10017

Stephen H. Ross
2013 Lincoln Circle                                    0                     0%
Salt Lake City, Utah 84124

Roger C. Royce                                 1,000,000                  5.01%
4362 S. Parkview
Salt Lake City, Utah 84124

Steven Thorne                                    440,000                  2.20%
9873 N. Meadow Lane
Highland, Utah

Steven Comer                                     229,188                  1.15%
538 S. 1020 West
Orem, Utah

Joseph W. Larkin                                       0                     0%
6657 Morro St.
Salt Lake City, Utah

Deere Park Capital Management, Inc. (4)        1,250,000                  6.20%

Profutures Special Equities Fund, L.P.(5)      1,250,000                  6.20%

All Officers and Directors
as a Group (7 persons)                        14,075,188                 70.53%
-------------------

(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them.

(2) Does not include shares held by Peter R. Morris, individually, Success Holdings, LLC's Chairman.

(3) Does not include shares owned by Success Holdings LLC of which Mr. Morris is Chairman.

(4) Address is 650 Dundee Road, Suite 460, Northbrook, Illinois 60062. Includes 250,000 Shares of Common Stock underlying Warrants.

(5) Address is 1310 Highway, 620 South, Suite 200, Austin, Texas 78734. Includes 250,000 shares of Common Stock underlying Warrants.

ITEM 12.                    DESCRIPTION OF SECURITIES

         The Company's authorized capital consists of 100,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value. As of February 28, 1998, the Company had 19,957,253 shares of common stock issued and outstanding and 20,000 shares of Series A Convertible Preferred Stock issued and outstanding.

         The transfer agent for the Company is North American Transfer Co., 147 West Merrick Road, Freeport, New York 11520.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, and are not entitled to cumulate their votes in the election of directors. This means that holders of more than 50% percent of shares voting for the election of directors can elect all of the directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of the Articles of Incorporation.

         The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions. Shares of Common Stock are not liable for further call or assessment.

         Holders of shares of Common Stock are entitled to receive ratably any dividends as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and distribution to holders of preferred stock, if any.

Series A Convertible Preferred Stock

         The Company has authorized, the issuance of 200,000 shares of Series A Preferred Stock. See Selling Security Holders for a description of the Series A Preferred Stock.


ITEM 13.                           LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida.

                                     EXPERTS

         The financial statements of the Company appearing in this Prospectus have been audited by Parks, Tschopp, Whitcomb & Orr, PA, independent certified public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and have been included herein in reliance upon such report, given upon the authority of said firm as experts in accounting and auditing.

ITEM 16.                            BUSINESS

General

         Fortune Financial Systems, Inc. (the "Company") is the parent company to four wholly-owned subsidiaries. These are Professional Marketing, Inc., a Utah corporation ("PMI"); Internet Development, Inc., a Utah corporation ("IDI"); Success Media, Inc., a Florida corporation ("SMI"); and Fortune
Marketing International, Inc., a Florida corporation ("Fortune Marketing"). Through its subsidiaries the Company operates a financial and business training, coaching and consulting company which provides training services and consulting in a range of areas specializing in personal finance, small business and Internet product and services.

         In addition, the Company has entered into a 10-year license agreement with option for 10 additional years with Success Holdings, L.L.C., whereby the Company is entitled use the "Success" trademark in connection with its business training, workshops, conferences and business coaching programs.

         In addition to its four operating companies, the Company has developed a program in conjunction with Success Magazine, an international publication focussed on the entrepreneur, whereby the magazine will be co-branded with all of the Company's programs, and the Company intends to create joint ventures with entrepreneurs in foreign countries who will license the publication and distribution rights to the magazine and the right to establish a seminar and training company in a particular territory.

         Fortune Marketing International, Inc.

         Fortune Marketing operates a financial, business, real estate and Internet training, coaching and consulting company which provides educational, training, business coaching and consulting services to individuals and businesses throughout the United States who want to start or expand a small business, create or build wealth or utilize the Internet. Fortune Marketing conducts seminars, conferences and workshops in two primary areas of financial and business education and also offers a newsletter, Business Advantage, and a business advice and support network to participants. The primary area of focus is a general training program teaching the mechanics of starting a small business, personal finance and the use of the Internet.

         Training Programs range from a basic $79.95 small business primer to a three or five-day intensive training course costing $1,500.00 to $1,995.00, which teaches participants key requirements to launching, marketing and operating a successful small business. Current course topics include: small business secrets; development of a business plan; development of a marketing plan, including an advertising campaign; tax strategies; financial analysis and evaluation, including return on equity, cash flows, balance sheets, income statements and market value methods of raising capital; record keeping methods; business expansion; retirement planning and current trends in business and hot market niches and about personal finance. Through Fortune Marketing's toll-free telephone support network (the "coaching system"), advisers are available to participants five days a week from 9 a.m. to 6 p.m. to provide advice on business planning, partnerships, raising capital (including venture capital and SBA loans) taxes, marketing and sales, money market accounts, debt and credit, insurance, retirement plans and business opportunities. Participants receive a five-volume reference library, especially prepared by Fortune Marketing, which presents a step by step method of starting and operating a small business. These volumes are entitled: How to Start a Successful Small Business, Marketing a Successful Small Business, Personal Selling, Negotiation for Profit and Small Business Tax Strategies. Participants also receive four motivational cassettes on sales, negotiating and body language, and a business basics workbook. Participants work with Fortune Marketing advisers in applying a business plan model provided by Fortune Marketing to their respective businesses. The business plan model topics include the Executive Overview, Introduction and Background, Target Market Profile, Marketing Strategy, Business Objectives, Financial Projections. Budgets, Expenses, and Summary. Participants also receive Business Advantage, a monthly update information package, through which Fortune Marketing provides the latest information on Business Trends/Strategies, Tax Developments/Laws, Human Resource Trends, Financial Markets (Investments, Interest Rates), Personal Finance, Real Estate and Successful Members.

Distribution and Sales

         The Company markets its products and services through direct response media, such as television, radio and mail programs, and as a component of free workshops offered around the country. The workshops serve as lead generators, introducing interested attendees to the Company programs described above. These attendees may enroll in one or more of the Company's business training programs or purchase other products or services offered, and become members of the Fortune Marketing coaching system. The free workshops are typically half-day seminars, held in a group of three to six sessions, and offered during a three to four-day period in a given geographic market. During the workshops, attendees are exposed to the Company's products and services and are offered the opportunity to enroll in the more extensive training programs offered by Fortune Marketing.

         The Company currently has three infomercials in various stages of production: a small business infomercial which has been released and tested in several markets, a Wealth Building infomercial in production and an Internet infomercial which is in pre-production. The release and national distribution of these three infomercials are an integral component of the Company's growth plan. The products offered by the Company through these infomercials are a basic video and book training course which introduce the purchaser to the Fortune programs.

         Professional Marketing, Inc.

         PMI, a Utah corporation organized in July, 1996, is a telephone sales and marketing company based in American Fork, Utah, which employs a telemarketing staff of approximately 90 telesales consultants who market business and financial services and products to Company clients and members, as well as to unrelated persons for third-party clients. PMI provides the Company with the marketing and sales staff necessary to respond effectively to sales leads generated through the Company's seminar, training and infomercial programs.

         Internet Development, Inc.

         IDI provides Internet access, training and other Internet business products and programs. IDI, a Utah corporation organized on March 7, 1996, is based in Orem, Utah and was acquired by the Company on May 2, 1997. IDI is a vendor to the Company, supplying all of the Company's Internet products, programs and services. Internet training, products and business programs are a substantial segment of the Company's product mix, and by acquiring IDI, the Company achieved integration of this component of its business. The Company intends to create a significant marketing program for IDI, including the production and national roll-out of an Internet infomercial and seminar program.

         Success Consulting, Inc.

         SCI is a newly-formed subsidiary of Fortune Marketing, organized for the purpose of handling the Company's coaching system and consulting functions to its dues-paying members. By spinning off these functions to this new subsidiary, the Company intends to expand its coaching and consulting services into new areas. These programs are offered to Fortune Marketing members, each of whom pays monthly dues (currently $19.95), which entitles the member to unlimited access to the Company's consultants, comprised of business owners, certified financial planners and college business professors, who provide basic advisory services. The dues also entitle the member to the Company's monthly newsletter and a copy of Success Magazine. SCI will collect monthly dues from all Company members, and provide all training and coaching as described in this document. Currently, there are approximately 1,500 members in the Company coaching system.

         Success Media, Inc.

         SMI is a wholly-owned subsidiary which is a media production and buying company which produces and purchases all media for the Company and for third parties. SMI produces infomercials, television, radio and print advertising and receives fees and commissions for its services.

Government Regulation

         In addition to federal, state and local laws applicable to businesses generally, the Company's business is subject to regulation by the Federal Trade Commission ("FTC"), the U.S. Postal Service, and various states' Attorneys General and other state and local consumer protection agencies. Although the Company does not offer business opportunities currently, to the extent that it may do so in the future such activity is regulated by the FTC and state authorities. The Company believes that its operations comply in all material respects with applicable Federal and State laws.

Competition

         The Company competes directly with several companies that generate sales from presenting financial and education seminars and programs. Some of these competitors have substantially greater financial, marketing and other resources than the Company. The Company believes that it has, by virtue of the breadth and depth of its programs and services, positioned itself to distinguish the Company from its competitors.

Employees

         As of  March  31,  1998  the  Company  currently  employs  310  persons
full-time   (including  the  employees  employed  by  various  subsidiaries  and affiliates of the Company).

Business Transactions

         The Company's immediate predecessor is U.S. Medical Services, Inc., a Nevada corporation ("USMS"), whose predecessor was Vancouver Tax Shelter and Investment Seminar, Inc. ("VTS"). VTS was incorporated on October 2, 1985 in British Columbia, Canada, for the purpose of operating an investment and seminar company in Canada. VTS abandoned its business plan due to its inability to raise necessary capital.

         On November 3, 1985, VTS issued 6,000 shares of its Common Stock to investors through a private offering conducted in British Columbia. VTS subsequently engaged in the acquisition business and under new management, increased its authorized share capital to 2,500,000 shares, and issued 1,903,703 shares.

         VTS did not proceed with acquisitions and remained inactive until 1994, when VTS management was presented with an opportunity in the computerized medical services industry. In furtherance of that opportunity, the Company organized a wholly-owned Nevada subsidiary corporation, U.S. Medical Services, Inc. (USMS) on June 6, 1994.

         On June 25, 1994, all of the VTS shareholders entered into a share exchange agreement, whereby they exchanged their VTS shares for shares of USMS on a one-for-one basis VTS then became inactive and was wound up on May 16, 1996.

         During the third quarter of 1996, USMS began negotiation with Fortune 21, Inc., a Florida corporation incorporated on August 9, 1996. On September 10, 1996, USMS and Fortune 21, Inc. entered into an exchange agreement whereby the two shareholders of Fortune 21, Inc. (James S. Byrd, Jr. and Douglas S. Hackett) exchanged all of their shares of Fortune 21, Inc. (comprising all the issued and outstanding shares of Fortune 21, Inc.), for 6,025,000 shares of the Company's Common Stock (including 2,000,000 previously issued to Byrd in July 1996, 1,000,000 of which was assigned to Hackett in August 1996. ) The Company subsequently changed its name from U.S. Medical Services, Inc. to Fortune Financial Systems, Inc. On September 30, 1996, the Company's then wholly-owned subsidiary Fortune 21, Inc., acquired substantially all of the assets of Performance Link, Inc., a Florida corporation originally incorporated on March 1, 1994 ("PLI"). As consideration for the assets acquired, the Company issued 1 million shares of Common Stock to James J. Francis, the sole shareholder of PLI a prior officer of the Company. Subsequent to this acquisition on November 25, 1996, PLI and Fortune filed articles of merger, with PLI as the surviving corporation and, simultaneously, PLI amended its corporate charter to change its name to "Fortune 21, Inc."

         On November 5, 1996, the Company entered into an agreement with Real Estate Link, Inc., a company that provides real estate investment financing, pursuant to which the Company issued 25,000 shares of Common Stock in consideration for the acquiring the rights to certain real estate educational materials. An additional 12,500 shares of Common Stock were issued to Real Estate Link on February 23, 1997.

         On February 7, 1997, the Company and its principal shareholders, Messrs. Byrd and Hackett, entered into a Contribution and Operating Agreement

("Contribution Agreement") with Peter R. Morris ("Morris") and Success Holdings, LLC, an Illinois limited liability company ("Success"). Pursuant to the terms of the Contribution Agreement, the Company issued a total of 6.2 million shares of Common Stock (3.1 million shares to each of Morris and Success), in consideration for a minimum of $500,000 cash, $3 million in media credits and certain licensing rights to trademarks and intellectual property owned by Success. In addition, Morris agreed to guarantee a $250,000 credit line for use by the Company

         On March 22, 1997, the Company entered into an Acquisition and Plan of Reorganization Agreement with the stockholders of PMI, which was subsequently amended, whereby the Company agreed to acquire all of the issued and outstanding capital stock of PMI, in exchange for a total of 1,060,000 shares of the Company's Common Stock, with 440,000 shares of the Company's Common Stock issued to each of Robert A. Stahura and Steven G. Thorne (currently a director of the Company), with the additional stock to be issued to PMI's key employees.

         On May 2, 1997 the Company acquired all of the outstanding stock of IDI, in exchange for 1,000,000 shares of the Company's common stock, with 458,000 shares each being allocated to Brent Crabtree and Steven Comer, (who is a director of the Company) and the balance of the shares to other IDI stockholders. Some of these shares are subject to hold back provisions, based upon performance.

         Effective April 1, 1997, the Company divested itself of the common stock of Fortune 21, Inc., a subsidiary, by transferring the stock to James Byrd, a former officer and director of the Company. This transfer was due to the discontinuation of certain real estate and seminar programs offered by Fortune 21.

ITEM 17.        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION OR PLAN OF OPERATIONS

General

         Fortune Financial Systems, Inc. (FFSY or the Company) is in the business of providing products, training, consulting and other services in a range of areas specializing in Internet, small business, real estate and personal finance. Until September 3, 1996 the only activity of the Company was raising equity funding. Through a reverse common stock acquisition and common stock purchase in September, 1996, formal business operations began. The Company has established a fiscal year-end of March 31.

         In March, 1997, FFSY began to establish, acquire and sell companies to establish itself as the premier provider of financial and business training services. Results of operations for the nine months ended December 31, 1997 include the operations of FFSY's wholly-owned subsidiaries from their dates of acquisition, and of subsidiaries sold during the period owned by FFSY.

         The following discussion and analysis should be read in conjunction with the consolidated financial information and notes thereto, and is qualified in its entirety by the foregoing and by other more detailed financial information included elsewhere in this Prospectus.

Background

         FFSY's immediate predecessor was U.S. Medical Services, Inc., a Nevada corporation ("USMS") whose predecessor was Vancouver Tax Shelter and Investment Seminar, Inc. ("VTS"). VTS was incorporated on October 2, 1985 in British Columbia, Canada, for the purpose of operating an investment and seminar company in Canada. VTS abandoned its business plan due to its inability to raise necessary capital.

         On November 3, 1985, VTS issued 6,000 shares of its Common Stock to investors through a private offering conducted in British Columbia. VTS subsequently engaged in the acquisition business and, under new management, increased its authorized share capital to 2,500,000 shares and issued 1,903,703 shares.

         VTS did not proceed with acquisitions and remained inactive until 1994, when VTS management was presented with an opportunity in the computerized medical services industry. In furtherance of that opportunity, the Company organized a wholly-owned Nevada subsidiary corporation, U.S. Medical Services, Inc. on June 6, 1994.

         On June 25, 1994, all of the VTS shareholders entered into a share exchange agreement, whereby they exchanged their VTS shares for shares of USMS on a one-for-one basis. VTS then became inactive and was wound up on May 16, 1996.

         During the third quarter of 1996, USMS began negotiation with Fortune 21, Inc., a Florida corporation incorporated on August 9, 1996. On September 10, 1996, USMS and Fortune 21, Inc. entered into an exchange agreement whereby the shareholders of Fortune 21, Inc. exchanged all of their shares of Fortune 21, Inc. for shares of the USMS's common stock. USMS subsequently changed its name from U.S. Medical Services, Inc. to Fortune Financial Systems, Inc. ("FFSY").

         Fortune 21 was a seminar company based in Orlando, Florida. On April 1, 1997 Fortune Financial Systems, Inc. sold the operations and stock of Fortune
21. FFSY agreed to provide administrative services to Fortune 21 for a period of one year with one year extensions.

         In March of 1997, FFSY acquired the stock of Professional Marketing, Inc. ("PMI"). This acquisition was completed by trading stock in FFSY for all of the stock in PMI. PMI is a telephone sales and marketing company which was organized in July, 1996. PMI's telesales consultants market business, financial services and products. Additionally, PMI offers coaching programs where clients contract with a personal PMI coach who assists in enhancing their business.

         In May of 1997 FFSY acquired the stock of Internet Development, Inc. ("IDI"). This acquisition was completed by trading stock in FFSY for all of the stock in IDI. IDI provides internet access, training, programs and other
Internet business opportunities. IDI was organized in March of 1996. Additionally, IDI offers an integrated software management program for the small business person.

         In August of 1997 FFSY organized Fortune Marketing International ("FMI"). FMI operates a financial, real estate, business and Internet training, coaching and consulting company. FMI trains entrepreneurs throughout the United States who want to start or expand a small business and build wealth. FMI conducts seminars, conferences, workshops and offers a newsletter to train and support its clients. The primary focus of this training program is to teach the mechanics of starting and operating a small business, and the use of the Internet.

         The company's business strategy is to acquire and operate a network of training companies and to offer related services to support the core business with the idea of providing training and knowledge to make the small and private business person successful.

Results of Operations

         The following table sets forth for the periods indicated certain line items from FFSY's statement of operations as a percentage of FFSY's consolidated revenue:

                                                            Period from
                                                            Inception
                                                       (September 3, 1996
                                                             through              Nine Months Ended
                                                         March 31, 1997           December 31, 1997
Net sales---------------------------------------------------   100.0%                  100.0%
Cost of sales-----------------------------------------------    58.4                    76.0
Gross profit------------------------------------------------    41.6                    24.0
General and administrative expenses-------------------------    25.2                    29.5
Other income------------------------------------------------     -                       1.2
Net income (loss) before taxes------------------------------    16.4                    (4.3)

         Net sales for the nine months ended December 31, 1997 of $19.0 million represents a 330% increase over the period from inception, September 3, 1996 through March 31, 1997. The increase is due to (i) the addition of products and services from Company acquisitions accounted for from acquisition dates, (ii) sales occurred during the seminar busy season and (iii) the fact that the nine month reporting period is 50% longer than the period from inception reporting period. The first quarter of a calendar year is typically the seminar busy season.

         Corresponding with the revenue increase is a 429% increase in cost of sales to $14.4 million. The dollar increase correlates to the previously explained increase in revenue. The increase as a percentage of net sales is primarily due to revenue splitting agreements with third-party partners who provide revenue leads. The revenues split due the companies providing successful leads is included in cost of sales.

         General and administrative expenses of $5.6 million is a 387% increase over the period from inception, September 3, 1996 through March 31, 1997. The aggregate dollar increase is due to the building of a corporate structure along with the general and administrative expenses that relate to the companies acquired and formed. As a percentage of sales these expenses have increased modestly to a level more reflective of a company that is no longer in the start-up phase and is experiencing rapid sales growth.

         Other income consists primarily of interest income earned on a note receivable from the sale of a subsidiary along with management fees earned from a management agreement to continue to manage the sold subsidiary.

Plan of Operations for the Company and Liquidity

         During the next 12 months, the Company will continue to operate and manage its wholly-owned subsidiaries. In addition, the Company plans to continue to identify, evaluate and acquire other companies that will fit within its business strategy. It is the intention of the Company to utilize various combinations of cash, promissory notes and stock in executing acquisitions. At the present time, there are no understandings, agreements or commitments with respect to any prospective acquisition.

         In July, 1997 the Company completed a private placement Regulation "D" offering for $1,000,000. Additionally, the Company has been financed by internal cash flow and by periodic short-term loans which in the aggregate have not exceeded $600,000. Some of the short-term loans have stock conversion features.

         The company entered into a $20,000,000 credit facility dated October 28, 1997, which was ultimately contingent on the Company becoming effective on Form S-1 and Form 10 registration statements with the Securities and Exchange Commission no later than 120 days subsequent to the initial closing date. The Company issued 20,000 shares of its Series A Preferred Stock and Warrants to purchase 500,000 shares of Common Stock for a cash consideration of $2,000,000. The warrants allow the Investors to purchase an aggregate of 500,000 shares of Common Stock at the following prices: (i) 250,000 shares at a price of $6.00 per share, and (ii) 250,000 shares at a price of $5.00 per share.

         The Company was not able to fulfill the conditions of the October Agreement and, accordingly, modified the Agreement by an Amendment dated March 27, 1998. As provided for by the Amendment, the parties agree that neither of them would have the obligation to purchase or sell additional shares of the Series A Preferred Stock as provided by the October Agreement. All penalties, defaults and price adjustments provided for under the October Agreement were waived under the terms of the Amendment. The Company remains obligated to use its best efforts to process expeditiously the Registration Statement. In the event the Registration Statement does not become effective by July 27, 1998, or in the alternative, if the Company or other persons are not able to provide the Selling Security Holders with shares of Common Stock of the Company which would have the rights and benefits comparable to shares of Common Stock registered under the Securities Act, the Selling Security Holders would have the right to put their shares of Series A Preferred Stock to the Company and foreclose on all collateral provided to them under the October Agreement.

         The foregoing notwithstanding, the Selling Security Holders would agree to extend to the Company a grace period of 60 days from the end of July 27, 1998 in which the Company would have the right to exercise a redemption option and make a one-time payment equal to 120% of the stated value of the Preferred Stock to be acquired. At such time as the Registration Statement becomes effective, the Company also has a right to a redemption option to acquire 10% of the Series A Preferred Stock on a monthly basis over a 10-month period (i.e., 2,000 shares of Series A Preferred Stock each month) at a redemption price of 120% of the stated value of such shares of Series A Preferred Stock. In addition, on or prior to the earlier of July 27, 1998 or the date this Registration Statement becomes effective, the Company will have the right to redeem, in whole or in part, and from time to time, the Series A Preferred Stock at 110% of the stated value of the Series A Preferred Stock and without payment of accrued but unpaid dividends.

         As modified by the Amendment, at the option of each of the Selling Security Holders, the Series A Preferred Stock may be converted at any time into shares of the Company's Common Stock equal in number to the amount to be determined by dividing $100.00 (representing the stated value thereof) by a percentage of the average closing price of the Company's Common Stock over the 10-day trading period ending on the day prior to the conversion of the Series A Preferred Stock less a discount of 17%. The Selling Security Holders, however, have agreed to convert not more than 10% of the Series A Preferred Stock during any 30-day period for a total of 10 months beginning on the earlier of the date hereof or the date of effectiveness of this Registration Statement.

         Should the Company make additional acquisitions, the number of total employees could increase substantially, based upon the size of the acquisition.

         The Company has no significant commitments for expenditures other than commitments under certain employment agreements and the lease of its corporate and subsidiary's offices. The Company has entered into employment contracts with key members of management, the terms of which expire at various times through 2002. The contracts provide for minimum salary levels, aggregating $4,500,000, and incentive bonuses based on the attainment of certain management goals primarily based on net sales and net operating income before taxes.

         Generally, the Company has few capital expenditure requirements except for sophisticated phone systems, stations and office equipment. The Company estimates that it will incur additional capital expenditures of approximately $1,000,000 during the next 12 months to support its growth.

         Should the Company not make any new acquisitions, management believes that operating cash flow, available cash and available credit resources, together with the net proceeds from the credit facility, will be adequate to make the repayments of indebtedness, to meet the working capital cash needs of the Company and to meet anticipated capital expenditure needs during the next 12 months. However, it is the Company's intention to identify, evaluate and make additional acquisitions within the next twelve months. Because the Company's cash requirements in the future are heavily dependent upon the frequency and cost of future acquisitions, as well as the combination of cash, promissory notes and stocks used in executing acquisitions, it is impossible to determine at this time the effect of the Company's acquisition strategy on its future cash requirements. If significant acquisition opportunities arise, the Company may need to seek additional capital to complete them.

Litigation

         There is no known litigation pending against the Company.

Seasonality and Inflation

         The Company has some seasonality in its operations. The seminar/training season is typically strong in the first quarter, slow in the second and third quarters and strong in the fourth quarter. The affect of seasonality is contingent on the mix of sales among the subsidiaries and may be further affected by the timing of future acquisitions.

         The effect of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's future operating results.


ITEM 18. Description of Property

         The Company leases approximately 2,844 square feet of office space at 6975 Union Park Center, suite 180, Midvale, Utah. The monthly lease expense for the Midvale office is approximately $4,325.00. The lease expires on September 20, 2002. The Company leases 3,100 square feet of office space at 1200 West State Road 434, Longwood, Florida. The base rent under the lease is $3,409.25 per month. The lease expires on July 31, 1997 and has two one-year lease renewals. Additionally, the Company leases 8,600 square feet of office space at 443 Commerce Road, Orem. The monthly lease expense for the Orem office is approximately $4,300.00. The lease expires in May, 2001. The Company also leases approximately 10,000 square feet of office space at 791 East 340 South, American Fork, Utah. The base rent under the lease is approximately $5,717.00 per month and expires in December, 2000.

         The Company does not currently own real property.

ITEM 19.           CERTAIN TRANSACTIONS

         The following section describes transactions since inception to which the Company or its subsidiaries were a party and in which any of the Company's officers, directors, director nominees, or principal shareholder had a direct or indirect interest:

         Under the terms of the September 10, 1996 Exchange Agreement, Byrd and Hackett each received 3 million shares of the Company's Common Stock and, thereby gained control of the Company. These included 2,000,000 shares previously issued to Byrd in July 1996, 1,000,000 of which were assigned to Hackett in August 1996. Byrd and Hackett each made a capital contribution of $50,000 to the Company. Subsequently, Byrd became Chairman, President and CEO of the Company and Hackett became Vice President and Secretary and a Director of the Company. Each of Byrd and Hackett were issued an additional 500,000 shares of the Company's Common Stock subsequently in consideration of additional capital contributions made to the Company, in the amount of $80,000 each.

         Under the terms of Fortune 21's acquisition of substantially all of the assets of PLI, the Company issued 1 million shares of its Common Stock to PLI, which were distributed to Francis. Francis served as the Company's Vice President, Treasurer and a Director.

         On November 5, 1996, the Company issued 25,000 shares of Common Stock to Real Estate Link, Inc., a company that provides real estate investment financing in consideration for acquiring the rights to certain real estate educational materials. James J. Francis, the Company's then Vice President, Treasurer and a Director, also is a Director of Real Estate Link. An additional 12,500 shares of Common Stock were issued to Real Estate Link on February 23, 1997.

         On February 7, 1997, the Company and its principal shareholders, Messrs. Byrd and Hackett, entered into a Contribution and Operating Agreement ("Contribution Agreement") with Peter R. Morris ("Morris") and Success Holdings, LLC, an Illinois limited liability company ("Success"). Pursuant to the terms of the Contribution Agreement, the Company issued a total of 6.2 million shares of Common Stock (3.1 million shares to each of Morris and Success), in consideration for a minimum of $500,000 cash, $3 million in media credits and certain licensing rights to trademarks and intellectual property owned by Success. In addition, Morris agreed to guarantee a $250,000 credit line to the Company.

         On July 14, 1997, the company acquired all of the stock of Gateway Marketing International, Inc., an educational material and distribution company, from Roger C. Royce, President and CEO for 1,000,000 shares of the Company's common stock. Mr. Royce subsequently became President and CEO of the Company under a 5-year contract.

         As of December 31, 1997, Messrs. Byrd, Hackett and Morris had loans to the Company in the aggregate of over $360,000.00 of which $172,000.00 was outstanding. These loans are short term non-interest bearing and will be paid upon demand.

ITEM 20.          PRICE RANGE OF COMMON STOCK

         The Company's Common Stock trades in the over-the-counter market under the symbol "FFSY." There was no trading in the Company's Common Stock prior to October, 1995. The following table shows the quarterly high and low bid prices for 1995, 1996 and 1997 as reported by the National Quotation Bureau Incorporated. These prices reflect inter-dealer quotations without adjustments for retail markup, markdown or commission, and do not necessarily represent actual transactions.

Year                Period                          High               Low

1995                First Quarter                   N/A                N/A
(USMS)              Second Quarter                  N/A                N/A
                    Third Quarter                   N/A                N/A
                    Fourth Quarter                  N/A                N/A

1996                First Quarter                   N/A                N/A
                    Second Quarter                  N/A                N/A
                    Third Quarter                   $ 0                $ 0
                    Fourth Quarter                  $ 0                $ 0

1997                First Quarter                   $0                 $0
                    Second Quarter                  $0                 $0
                    Third Quarter                   $8.75              $3.72
                    Fourth Quarter                  $7.91              $2.59

1998                First Quarter                   $4.00              $1.75


                                 DIVIDEND POLICY

         The Company has not paid, and does not anticipate paying in the foreseeable future, any dividends on its Common Stock. The Company currently intends to retain its future earnings for use in operations and expansions of its business. Declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1997 as adjusted to give effect to the issuance and sale of the 20,000 shares of Series A Convertible Preferred Stock sold by the Company in October 1997. This table should be read in conjunction with the financial statements and related notes appearing elsewhere in this Prospectus.


                                                                                    December 31, 1997
                                                                                         Actual
5% convertible series "A" preferred stock, convertible into common stock or a note payable,cumulative, aggregate liquidation preference of  $2,200,000; 5,000,000 shares authorized; .001 par value;
         20,000 shares issued and outstanding                                        $    1,310,000

Stockholders' equity:
Common Stock, 100,000,000 shares authorized;  .001
         par value; 19,957,253 shares issued and outstanding                                 19,957
Additional paid-in capital                                                                5,298,081
Warrants outstanding                                                                        300,000
Stock subscriptions receivable                                                           (3,300,000)
Retained earnings                                                                            63,410
                                                                                        -----------

     Total stockholders equity                                                       $    2,381,448
                                                                                       ============



                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

       The selected financial data for the period from inception (September 3, 1996) through March 31, 1997, have been derived from the audited financial statements of the Company. The selected financial data for the nine months ending December 31, 1997 is derived from the unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended December 31, 1997 are not necessarily indicative of the operating results that may be expected for the entire fiscal year ending March 31, 1998. This information should be read in conjunction with the Financial Statements and "Management's Discussion and Analysis of Financial Condition or Plan of Operations."

ITEM 21.       Executive Compensation

         Below is the aggregate annual remuneration of each of the highest paid persons who are officers or directors of the Company during the Company's last fiscal year. The Company's fiscal year end was March 31, 1997.

                                             Summary Compensation Table


================== ==================================================== =======================================================
                                   Annual Compensation                                  Long-Term Compensation
                                                                        ---------------------------- ==========================
                                                                                   Awards                     Payouts
================== --------- ------------ ------------ ---------------- --------------- ------------ ------------- ============

                                                                                           Securi-
                                                                                            ties
                   March                                    Other                          Under-                       All
                      31                                   Annual         Restricted        lying        LTIP          Other
Name and           Fiscal       Salary        Bonus        Compen-           Stock        Options/      Payouts        Com-
Principal           Year          ($)          ($)         sation          Award(s)         SARs              ($)     pensa-
Position                                                     ($)              ($)            (#)                       tion
                                                                                                                        ($)
================== --------- ------------ ------------ ---------------- --------------- ------------ ------------- ============
Douglas Shane
Hackett*           1997      $85,500      N/A                 N/A
Executive Vice                                                          N/A             N/A          N/A           N/A
President

================== --------- ------------ ------------ ---------------- --------------- ------------ ------------- ============
James S. Byrd
Chairman**         1997      $85,500          N/A             N/A              N/A          N/A          N/A           N/A
================== ========= ============ ============ ================ =============== ============ ============= ============
James J. Francis
Vice President     1997      $59,500          N/A             N/A              N/A          N/A          N/A           N/A

================== ========= ============ ============ ================ =============== ============ ============= ============


The Company did not provide any additional compensation to its directors or executive officers. No options were granted to such officers or directors in the last fiscal year.


Employment Agreements

         The Company has entered into the employment agreements described below:

Roger C. Royce

         Employment Agreement on July 28, 1997. Under the Employment Agreement Royce serves as Chairman, President and Chief Executive Officer of the Company. As compensation for his services, Royce receives a base salary of $25,000 per month, subject to an annual 5% increase. In the event of a cash flow shortage after the Company's credit line has been exhausted, the base salary may be reduced to $15,000 per month. Royce is entitled to a cash bonus equal to 10% of the Company's net earnings before taxes and before deductions for bonuses ("pre-tax profits"), not to exceed $200,000. Royce is also entitled to receive an additional bonus in the event that the Company's pre-tax profits exceed $5 million, on a sliding scale. The additional bonus is to be paid in a combination of cash and stock options ( percentages to be determined by the Board) with the following net values: for pre-tax profits between $5 and $6 million: $250,000; for pre-tax profits between $6 and $7 million: $350,000; for pre-tax profits in excess of $7 million: $500,000. Royce is entitled to participate in all employee benefit plans available to Fortune Marketing employees and is entitled to five weeks of paid vacation per year. He also receives a total of $2,400.00 per month of additional benefits including an automobile allowance, an entertainment allowance and a club membership. The term of the Employment Agreement is five years unless earlier terminated according to its terms. Royce is subject to certain non-solicitation and non-competition provisions under the Employment Agreement.

Douglas S. Hackett

         Employment Agreement on February 7, 1997. Under the Employment Agreement, Hackett serves as Executive Vice President and is Director of the Company. As compensation for his services, Hackett receives a base salary of $25,000 per month, subject to an annual 5% increase. In the event of a cash flow shortage after the Company's credit line has been exhausted, the base salary may be reduced to $15,000 per month. Hackett is entitled to a cash bonus equal to 10% the Company's pre-tax profits, not to exceed $200,000, however. Hackett is also entitled to receive an additional bonus in the event that the Company's pre-tax profits exceed $5 million, on a sliding scale. The additional bonus is to be paid in a combination of cash and stock options (percentages determined by the Board) with the following net values: for pre-tax profits between $5 and $6 million: $250,000; for pre-tax profits between $6 and $7 million: $350,000; for pre-tax profits in excess of $7 million: $500,000. Hackett is entitled to participate in all employee benefit plans available to Fortune Marketing employees and is entitled to five weeks of paid vacation per year. He also receives a total of approximately $2,400.00 per month of additional benefits including a automobile allowance, a monthly entertainment allowance and a club membership. The term of the Employment Agreement is five years unless earlier terminated according to its terms. Hackett is subject to certain non-solicitation and non-competition provisions under the Employment Agreement.

James S. Byrd, Jr.

         Upon the resignation of James Byrd as Chairman of the Board as of December 31, 1997, the Company agreed to continue using the legal and acquisition expertise of Mr. Byrd who was a cofounder of the Company. Under the new Consulting Agreement which replaced Mr. Byrd's five year employment contract, the Company agreed that Mr. Byrd will continue to act as the Company's active legal counsel, consult in matters of corporate finance, seek acquisitions, develop shareholder stock appreciation programs and promote the Company. It is anticipated that this arrangement will have a minimum term of four years and he will receive a fee of $15,000.00 per month. Further, Mr. Byrd will participate in a pro-rata "stock lock up" which is unanimously agreed to by the Company's major shareholders. Mr. Byrd will also receive the sum of $5,000.00 per month in a non compete agreement in which he has agreed to not involve himself in forming or working with any company which competes in anyway with the Fortune Companies.

ITEM 22.       FINANCIAL STATEMENTS





                              Financial Statements


                         FORTUNE FINANCIAL SYSTEMS, INC.
                              AND SUBSID\8trIARIES

                                    March 31,

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements

                                 March 31, 1997


                   (With Independent Auditors' Report Thereon)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                                Table of Contents

                                 March 31, 1997




Independent Auditors' Report...............................................1


      Consolidated Balance Sheet...........................................2

      Consolidated Statement of Operations.................................3

      Consolidated Statement of Stockholders' Equity.......................4

      Consolidated Statement of Cash Flows.................................5


Notes to Consolidated Financial Statements.................................6

                          Independent Auditors' Report


To the Board of Directors and Stockholders
Fortune Financial Systems, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Fortune Financial Systems, Inc. and Subsidiaries as of March 31, 1997, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from inception (September 3, 1996) through March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fortune Financial Systems, Inc. and Subsidiaries, as of March 31, 1997, and the results of their operations and their cash flows for the period from inception (September 3, 1996) through March 31, 1997 in conformity with generally accepted accounting principles.




May 20, 1997
Maitland, Florida

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                 March 31, 1997

                                     ASSETS


Current assets:
    Cash                                                        $        73,593
    Finance contracts receivable, less
       allowance for collection losses of $200,000 (note 6)           1,373,756
    Other accounts receivable                                           152,544
    Inventory                                                            95,215
    Prepaid expenses                                                    184,780
                                                                        -------

           Total current assets                                       1,879,888
                                                                      ---------

Property and equipment, net (note 2)                                    165,060

Merchant deposits                                                       140,195
Other assets                                                             15,588
                                                                         ------

           Total assets                                         $     2,200,731
                                                                ===============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                       $       570,164
    Note payable and line of credit (note 5)                             77,064
    Income taxes  payable                                               330,000
                                                                        -------

           Total current liabilities                                    977,228
                                                                        -------

Stockholders' equity:
    Common stock, 25,000,000 shares authorized;
       .001 par value; 17,315,253 issued and outstanding                 17,315
    Additional paid in capital                                        3,890,790
    Stock subscriptions receivable                                  (3,300,000)
    Retained earnings                                                   615,398
                                                                        -------

           Total stockholders' equity                                 1,223,503
                                                                      ---------

           Total liabilities and stockholders' equity           $     2,200,731
                                                                ===============

See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                      Consolidated Statement of Operations

    For the period from inception (September 3, 1996) through March 31, 1997




Sales of products and services                         $  5,762,534
Cost of sales                                             3,366,413
                                                           --------

       Gross profit                                       2,396,121

General and administrative expenses                       1,450,723
                                                           --------

       Net income before income taxes                       945,398
                                                            -------

Income taxes (note 4)                                       330,000
                                                            -------

       Net income                                      $    615,398
                                                       ============

       Net income per share (note 3)                   $       0.06
                                                       ============













See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity

    For the period from inception (September 3, 1996) through March 31, 1997


                                                                       Additional      Stock
                                                        Common Stock    Paid in    Subscriptions       Retained
                                              Shares         $          Capital      Receivable        Earnings            Total
                                              ------         -          -------      ----------        --------            -----

Balances,   September 3, 1996                6,000,000   $   6,000    $    94,000   $          -    $          -       $     100,000

Recapitalization, including impact of
   reverse acquisition                       1,903,203       1,903              -              -               -               1,903

Shares issued in exchange for services       3,100,000       3,100      2,996,900     (3,000,000)              -                   -

Shares issued in share for share exchange    1,060,000       1,060         66,940                                             68,000
                                                                                               -               -

Issuance of common stock                     5,252,050       5,252        653,507       (300,000)              -             358,759

Capital contribution                                 -           -         79,443              -               -              79,443

Net income                                           -           -              -              -         615,398           1,223,503
                                            ----------  ----------    -----------   ------------    ------------        ------------
Balances, March 31, 1997                    17,315,253  $   17,315    $ 3,890,790   $ (3,300,000)   $    615,398        $  1,223,503
                                            ==========  ==========    ===========   ============    ============        ============

See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

    For the period from inception (September 3, 1996) through March 31, 1997






Cash flows from operating activities:
     Net income                                            $         615,938
     Adjustments to reconcile net income to net cash
       provided by operating activities:
        Depreciation
                                                                       3,770
        Cash provided by (used for) changes in assets
            and
        liabilities:
              Finance contract and other receivables              (1,526,300)
              Inventories                                            (95,215)
              Prepaid expenses                                      (184,780)
              Accounts payable accrued expenses                      572,067
              Income taxes payable                                   330,000
              Other assets                                          (155,783)
                                                           -----------------

           Net cash used in operating activities                    (440,843)
                                                           -----------------

Cash flows from investing activities:
     Additions to property and equipment                            (168,830)
                                                           -----------------

           Net cash used in investing activities                    (168,830)
                                                           -----------------

Cash flows from financing activities:
     Proceeds from sale of common stock                              606,202
     Proceeds from long-term debt                                     77,064
                                                           -----------------

           Net cash provided by financing activities                 683,266
                                                           -----------------

           Net increase in cash and cash equivalents                  73,593

Cash and cash equivalents, beginning of period                             -
                                                           -----------------
Cash and cash equivalents, end of period                   $          73,593
                                                           =================

Supplemental disclosures of cash flow information:
     Cash paid for interest                                $               -
                                                           =================

     Income taxes paid                                     $               -
                                                           =================


See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                 March 31, 1997


(1)  Organization and Significant Accounting Policies
     ------------------------------------------------

(a)  Organization
     ------------

     The accompanying consolidated financial statements include the accounts of Fortune Financial Systems, Inc. (Fortune or the Company) and its wholly owned subsidiaries, Fortune 21, Inc. (Fortune 21) and Professional Marketing, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

     U.S. Medical Services, Inc. (USMS) was incorporated on June 6, 1994 in the State of Nevada with capital stock of 25,000,000 shares with no par value.

     Fortune 21 was incorporated under the laws of the State of Florida on September 3, 1996. It provides financial and business training services.

     On September 10, 1996, Fortune agreed to exchange shares with USMS, a Nevada public company. Accordingly, Fortune 21 exchanged 6,000,000 shares of the company stock for 6,000,000 of USMS stock in a business combination accounted for as a reverse acquisition. During the period USMS was in existence prior to the reverse acquisition, its only activity was to raise equity capital. For accounting purposes, the reverse acquisition is reflected as if Fortune issued its stock (6,000,000 shares) for the net assets of USMS. The net assets of USMS were not adjusted in connection with the reverse acquisition since they were monetary in nature. Coincident with the reverse acquisition, USMS changed its name to Fortune Financial Systems, Inc.

     Performance Link, Inc. (Performance) was incorporated in 1994 for the purpose of providing business and financial services.

     On September 30, 1996, Fortune acquired the net assets of Performance in exchange for 1,025,000 shares of stock. This business acquisition has been accounted for as a purchase transaction, and accordingly, the assets and liabilities of Performance have been reflected in the accompanying consolidated financial statements at fair market value. The accompanying statements of operations include the results of operations of Performance subsequent to the acquisition date. Coincident with the business combination, Performance changed its name to Fortune 21, Inc.

                                                                     (Continued)
                                       6

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1),     Continued

     On March 31, 1997, Fortune acquired the net assets of Professional Marketing International in exchange for 1,060,000 shares of stock. This business combination has been accounted for as a purchase transaction, and accordingly, the assets and liabilities of Professional Marketing International as of March 31, 1997 have been reflected in the accompanying consolidated balance sheet at fair market value. The accompanying consolidated statement of operations does not include the results of operations of Professional Marketing International because the acquisition occurred on March 31, 1997. These operations will be accounted for by Fortune prospectively.

(b)  Revenue recognition
     -------------------

     The principal sources of revenues are derived from the sale of business training products and services, and are recognized when the products or services are delivered.

(c)  Cash flows
     ----------

     The Company considers all investments, originally purchased with a maturity of three months or less, to be cash equivalents.

(d)  Property and equipment
     ----------------------

     Property and equipment acquired through the acquisition of other companies is recorded at the predecessor Company's net book value prior to date of acquisition. All other property and equipment is recorded at cost.
     Depreciation is calculated using the straight-line method over the following estimated useful lives:

                  Furniture and equipment            5 years
                  Leasehold improvements             7 years

(e)  Inventory
     ---------

     Inventory consists of product supplies such as books and tapes. Inventory is stated at cost or the first-in, first-out method.


                                                                     (Continued)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1),     Continued

(f)  Income taxes
     ------------

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g)  Use of Estimates
     ----------------

     Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(h)  Concentration of Credit Risk and Fair Value of Financial Instruments
     --------------------------------------------------------------------

     The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade and other accounts receivable which amount to approximately $1,500,000. The Company performs periodic credit evaluations of its trade customers and generally does not require collateral.

(2)       Property and Equipment
          ----------------------

At March 31, 1997, furniture and equipment consist of the following:



            Furniture and equipment                             $   127,509
            Leasehold improvements                                   41,321
                                                                -----------

                                                                    168,830

            Less accumulated depreciation                             3,770
                                                                -----------


                                                                $   165,060
                                                                ===========

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



(3)      Net Income Per Share
         --------------------

Net income per share is based on the weighted average shares outstanding of 10,489,047 for the period from inception (September 3, 1996) through March 31, 1997. For purposes of computing the weighted average number of shares outstanding, the number of shares of Fortune 21 stock outstanding prior to the business combination with the Company has been adjusted as if the conversion of those shares took place on September 3, 1996.


(4)       Income Taxes
          ------------

Income tax expense for the period ended March 31, 1997 consist of:

                            Current            Deferred            Total

            Federal        $   310,000            -             $  310,000
            State               20,000            -                 20,000
                           -----------        -----------       ----------

                           $   330,000            -             $  330,000
                           ===========        ===========       ==========



Income tax expense (benefit) attributable to income from continuing operations differed from the amount computed by applying the U.S. federal income tax rate of 34% to income (loss) from continuing operations before income taxes as a result of the following:

           Computed "expected" tax expense                     $     320,000
           Increase in income tax expense resulting from:
               State and local income taxes, net of federal
                  income tax benefit                                  30,000
               Other                                                 (20,000)
                                                                     -------

                                                               $     330,000
                                                               =============

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




(5)       Note Payable and Line of Credit
          -------------------------------

Note payable and line of credit consist of the following:



        Line of credit payable to bank (with borrowings up to
           $35,000),  bearing interest at the banks prime rate,
           plus 1% renewable annually                              $  27,064
        Note payable to individual, bearing interest at 10%
           due in  September, 1997                                    50,000
                                                                      ------

                                                                   $  77,064
                                                                   =========

(6)       Subsequent Events
          -----------------

     Acquisition
     -----------

     On May 2, 1997, Fortune acquired the net assets of Internet Development, Inc. based in Orem, Utah. The acquisition was made in a share for share exchange accounted for on a purchase transaction in which Fortune issued 250,000 shares. Up to an additional 750,000 shares of stock could be earned by the sellers if the acquired company achieves certain income levels.


     Assignment of Accounts Receivable
     ---------------------------------

     In April 1997, the Company entered into an agreement with a finance company to assign an undivided interest in its portfolio of finance contracts, subject to limited recourse provisions, in an amount not to exceed $ 1,500,000.

     The assignment of said contracts was used to secure an advance of $501,000 which was used for working capital.

                         FORTUNE FINANCIAL SYSTEMS, INC.

                                       AND

                                  SUBSIDIARIES


                        Consolidated Financial Statements

                                December 31, 1997
                                   (Unaudited)


                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                December 31, 1997
                                   (Unaudited)

                                     ASSETS
                                     ------

Current assets:
       Cash and cash equivalents                                         $             692,077
       Accounts receivable, less allowances of $62,080                                 836,404
       Current portion of finance contracts receivable, less
            allowances of  $214,633                                                    310,350
       Receivable from an officer                                                        2,724
       Inventory                                                                        60,995
       Prepaid assets                                                                  102,443
                                                                                 -------------
                  Total current assets                                               2,004,993

Furniture and equipment, net                                                           497,815
Finance contracts receivable, less current portion and
       allowances of $107,317                                                          155,174
Note receivable from stockholder                                                     3,005,734
Merchant deposits      317,754
Other assets                                                                            25,534
Goodwill                                                                               200,000
                                                                                 -------------

                                                                         $           6,207,004
                                                                                  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
       Accounts payable$                                                             1,175,245
       Refunds payable                                                                 382,680
       Accrued expenses                                                                232,792
       Commissions payable                                                             177,425
       Income taxes payable                                                             50,000
       Notes payable and line of credit                                                197,414
                                                                                 -------------
                  Total current liabilities                                          2,515,556
                                                                                 -------------

5% Convertible series "A" preferred stock, convertible into
       common stock or a note payable, cumulative, aggregate
       liquidation preference of $2,200,000; 5,000,000 shares
       authorized; .001 par value; 20,000 shares issued and outstanding              1,310,000
                                                                                  ------------

Commitments (note 5)

Stockholders' equity:
       Common stock, 100,000,000 shares authorized;
            .001 par value; 19,957,253 shares issued and outstanding                    19,957
       Additional paid in capital                                                    5,298,081
       Warrants outstanding                                                            300,000
       Stock subscriptions receivable                                               (3,300,000)
       Retained earnings                                                                63,410
                                                                                 -------------
                  Total stockholders' equity                                         2,381,448
                                                                                 -------------

                                                                         $           6,207,004
                                                                                 =============

See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES
                      Consolidated Statement of Operations
                   For the nine months ended December 31, 1997
                                   (Unaudited)



Sales of products and services                               $      18,996,191
Cost of sales                                                       14,428,246
                                                              ----------------

       Gross profit                                                  4,567,945

Selling, general and administrative expenses                         5,620,951
                                                              ----------------

       Loss from operations                                         (1,053,006)

Other income (expense):
       Interest income                                                 162,804
       Management fee (note 7)                                          75,000
       Other income                                                      1,022
                                                              ----------------
            Total other income, net                                    238,826

       Loss before benefit for income tax                             (814,180)

Benefit for income taxes (note 4)                                     (280,000)
                                                              -----------------

       Net loss                                              $        (534,180)
                                                              =================

       Net loss applicable to common shares                  $        (551,988)
                                                              =================

       Net loss per common share (both basic and diluted)    $           (0.03)
                                                              =================


See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows
                   For the nine months ended December 31, 1997
                                   (Unaudited)

Cash flows from operating activities:
       Net loss                                                         $            (534,180)
       Adjustments to reconcile net loss to net
            cash used in operating activities:
                  Interest income on note receivable from stockholder                (159,384)
                  Depreciation                                                         37,398
                  Provision for doubtful accounts                                     584,030
                  Common stock issued for services                                      8,000
                  Changes in assets and liabilities:
                             Accounts receivable                                     (736,366)
                             Finance contracts receivable                            (987,474)
                             Receivable from an officer                                (2,724)
                             Inventory                                                (60,995)
                             Prepaid expenses                                        (102,443)
                             Other assets                                            (315,069)
                             Accounts payable                                       1,362,961
                             Refunds payable                                          382,680
                             Accrued expenses                                         115,687
                             Commissions payable                                      177,425
                             Income taxes payable                                    (280,000)
                                                                                -------------

                       Net cash used in operating activities                         (510,454)
                                                                                -------------

Cash flows from investing activities:
       Advances to stockholder                                                     (1,366,881)
       Purchases of furniture and equipment                                          (327,118)

                       Net cash used in investing activities                       (1,693,999)
                                                                                 ------------

Cash flows from financing activities:
       Proceeds from sale of preferred stock and warrants                           1,610,000
       Proceeds from sale of common stock                                           1,042,587
       Proceeds from issuance of debt                                                 840,414
       Repayments of debt                                                            (670,064)
                                                                                -------------

                       Net cash provided by financing activities                    2,822,937
                                                                                 ------------

Net increase in cash and cash equivalents                                             618,484

Cash and cash equivalents, beginning of period                                         73,593
                                                                               --------------

Cash and cash equivalents, end of period                                $             692,077
                                                                                =============

Supplemental disclosures of cash flow information:

       Cash paid for interest                                           $                   -
                                                                           ==================

       Income taxes paid                                                $                   -
                                                                           ==================

See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES
                 Consolidated Statement of Stockholders' Equity
                   For the nine months ended December 31, 1997
                                   (Unaudited)


                                                                    Additional                     Stock
                                          Common Stock               Paid in      Warrants    Subscriptions  Retained
                                         Shares      Amount          Capital    Outstanding     Receivable    Earnings    Total
                                       -----------------------       -------    -----------     ----------    --------    -----

Balances, March 31, 1997               17,315,253  $    17,315  $  3,890,790             -   $(3,300,000)  $  615,398  $ 1,223,503

Shares issued for acquisition
         of business                    1,000,000        1,000       200,932             -             -            -      201,932

Shares issued in exchange
         for marketing rights           1,000,000        1,000       199,000             -             -            -      200,000

Issuance of common stock for cash         626,000          626       999,375             -             -            -    1,000,001

Shares issued in exchange
         for services                      16,000           16         7,984             -             -            -        8,000

Warrants outstanding                            -            -             -       300,000             -            -      300,000

Net loss                                        -            -             -             -             -     (534,180)    (534,180)

Preferred stock dividends                       -            -             -             -             -      (17,808)     (17,808)
                                      -----------  -----------  ------------  ------------  ------------   ----------  -----------

Balances, December 31, 1997            19,957,253  $    19,957  $  5,298,081  $    300,000  $ (3,300,000)  $  63 ,410  $ 2,381,448
                                      ===========  ===========  ============  ============  ============   ==========  ===========


See accompanying notes to consolidated financial statements.

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)

(1)      Organization and Significant Accounting Policies
         ------------------------------------------------

         (a)   Organization
               ------------

               The accompanying consolidated financial statements include the accounts of Fortune Financial Systems, Inc. (Fortune or the Company) and its wholly owned subsidiaries, Fortune Marketing International, Inc., Professional Marketing, Inc., Internet Development, Inc. and Success Media, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

               On April 1, 1997, Fortune entered into a Stock Sale and Management Agreement, whereby, Fortune sold all of the issued and outstanding common stock of Fortune 21 to a company owned by a former director and significant shareholder of Fortune. Fortune agreed to manage Fortune 21 for a period of one year with annual renewals (See note 7).

               On May 2, 1997, Fortune acquired the stock of Internet Development, Inc. (IDI) in exchange for 1,000,000 shares of common stock. This business combination has been accounted for as a purchase transaction, and accordingly, the assets and liabilities of IDI have been reflected in the accompanying Consolidated Balance Sheet at fair market value. The estimated fair value of the assets acquired approximate net book value and therefore, no goodwill was recorded. The accompanying Consolidated Statement of Operations includes the results of operations of IDI subsequent to the acquisition date.

               Fortune has formed and incorporated several other companies that provide related products or services or support the operations of other subsidiaries.

         (b)   Revenue recognition
               -------------------

               The principal sources of revenues are derived from the sale of business training products and services, and are recognized when the products or services are delivered.

         (c)   Cash flows
               ----------

               The Company considers all investments, originally purchased with a maturity of three months or less, to be cash equivalents.

         (d)   Furniture and equipment
               -----------------------

               Furniture and equipment are recorded at cost. Depreciation is calculated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the terms of the respective leases or the estimated economic lives of the assets, whichever is shorter. The depreciation and amortization periods are as follows:

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)



                           Computer equipment                  2 - 5 years
                           Office equipment                    3 - 7 years
                           Leasehold improvements and other    5 - 33 years

         (e)   Inventories
               -----------

               Inventories consist of product supplies such as books, tapes and software. Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

         (f)   Income taxes
               ------------

               Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply when differences are expected to be realized or settled.

         (g)   Advertising
               -----------

               The Company expenses the cost of advertising for seminars in the period the seminar occurs. For the nine months ended December 31, 1997, advertising expense totaled approximately $1,170,000 and is included in cost of sales in the accompanying Consolidated Statement of Operations.

         (h)   Finance Contracts Receivable
               ----------------------------

               The Company offers a financing option to purchase its training products. Generally, the amounts financed are payable in 18 monthly installments at an annual interest rate of 18%. Interest is recognized when the monthly installment is received.

               A third party is used to service and collect the financed amounts. The third party is paid on a fee schedule for the services performed.

               Management performs periodic reviews of the performance of the portfolio to assess collectability and the adequacy of the allowance for uncollectible accounts. For the nine months ended December 31, 1997 approximately $4,000 in contracts have been written off as uncollectible and $326,000 has been expensed and included in selling, general and administrative expenses.

         (i)   Net Loss per Common Share
               -------------------------



                                                                     (Continued)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)



               Basic net loss per common share ("Basic EPS") excludes dilution and is computed by dividing net loss applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted net loss per common share ("Diluted
               EPS") reflects the potential dilution that could occur if contracts to issue common stock including preferred stock were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net loss per common share. Because the Company has incurred a loss for the period presented, no conversions have been considered as they would be anti-dilutive, thereby decreasing the net loss applicable to common shares.

               For the nine months ended December 31, 1997, preferred stock dividends of $17,808 have been added to the net loss to determine the net loss applicable to common shares.

               The weighted average number of common shares outstanding was 19,138,024.

         (j)   Use of estimates
               ----------------

               Management of Fortune has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         (k)   Concentration of Credit Risk and Fair Value of Financial
               ---------------------------------------------------------
               Instruments
               -----------

               The carrying amount reported in the Consolidated Balance Sheet for cash, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. Financial instruments which potentially subject Fortune to concentrations of credit risk consist principally of accounts receivable and finance contracts receivable which are approximately $1,686,000. Fortune performs periodic credit evaluations of its trade customers and generally does not require collateral.

(2)      Furniture and Equipment
         -----------------------

         At December 31, 1997, furniture and equipment consist of the following:


                           Furniture and equipment                $468,638
                           Leasehold improvements                   87,462
                                                                    ------
                                                                   556,100
                           Less: accumulated depreciation and
                                 amortization                      (58,285)
                                                                   -------
                                                                  $497,815
                                                                  ========


                                                                     (Continued)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)



(3)      Notes Payable
         -------------

         At December 31, 1997, notes payable consist of the following:

                   Unsecured bank line of credit, interest at
                        prime rate plus 2% (10.5% at
                        December 31, 1997), due on demand       $       25,414
                   Note payable to a shareholder and
                        director issued October 16, 1997,
                        due on demand                                   94,500
                   Note payable to a shareholder issued
                        October 16, 1997, due on demand                 25,250
                   Note payable to a shareholder, officer
                        and director issued October 16, 1997,
                        due on demand                                   52,250
                                                                        ------

                                                                $      197,414
                                                                ==============

         All notes from shareholders, officers and directors are short term bridge loans which carry no interest rate due to the expected short term nature of these notes.

(4)      Income Taxes
         ------------

         Income tax benefit for the none months ended December 31, 1997 consists of the following:

                           Federal                               $  (268,000)
                           State                                     (12,000)
                                                                 -----------

                                                                 $  (280,000)
                                                                 ===========

         The Company is on a calendar year for tax purposes and a March 31 fiscal year for financial reporting purposes. The tax benefit represents the amount by which the tax calendar year 1997 tax liability will be reduced.

         Income tax benefit attributable to income from continuing operations differed from the amount computed by applying the U.S. Federal income tax rate of 34% to income from continuing operations before income taxes as a result of the following:

                   Computed "expected" tax benefit               $  (276,800)
                   Increase in income tax benefit
                        resulting from:


                                                                     (Continued)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)



                              State and local income benefit,
                                   net of Federal income tax
                                   benefit                            (3,200)
                                                                      ------

                                                                 $  (280,000)
                                                                 ===========

(5)      Commitments
         -----------

         Fortune leases various office and warehouse space, and equipment under noncancelable operating leases which expire in various years to 2003. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

         Aggregate future minimum rental commitments under these leases are as follows:

                  Year ending March 31,
                           1999                                $       349,000
                           2000                                        342,000
                           2001                                        207,000
                           2002                                         85,000
                           2003                                         29,000
                                                                   -----------
                                Total minimum lease payments   $     1,012,000
                                                                     =========

         Lease payments charged to selling, general and administrative expense in the Consolidated Statement of Operations for the nine months ended December 31, 1997 amounted to approximately $173,000.

(6)      Supplemental Statement of Operations Information
         ------------------------------------------------

         All of Fortune's acquisitions have been accounted for using the purchase method.

         The following unaudited pro forma acquisition information reflects what Fortune's results of operations would have been on a consolidated basis had the purchase of IDI occurred on April 1, 1997. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the period or of the results which may occur in the future.

                                Unaudited Pro Forma Results of Operations

                           Net revenues                      $       19,396,900
                           Loss from operations                        (958,859)
                           Net loss                                    (176,762)
                           Net loss per common share         $            (0.01)

                                                                     (Continued)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)



(7)      Related Party Transactions
         --------------------------

         On April 1, 1997, Fortune entered into a Stock Sale and Management Agreement, whereby, Fortune sold all of the issued and outstanding common stock of Fortune 21 to a company owned by a stockholder and former Chairman of the Board for a $1,484,912 note. The note is for a seven year period with quarterly principal payments of $74,246 beginning April 1, 1999. Interest at the rate of 10% was charged for the first six months and 8% per year thereafter and is payable quarterly starting January 2, 1998. Fortune receives a management fee of $10,000 per month for the first six months and $5,000 per month thereafter.

         Additionally, Fortune entered into an agreement to provide Fortune 21 a revolving line of credit. The line is for a five year period that matures on March 31, 2002. No principal payments are required until the fifth year at which time quarterly payments equal to one forth of the outstanding balance must be made and no additional borrowings can be made in the fifth year. Interest on the line is at 10% for the first six months and 8% thereafter and is calculated quarterly on the average outstanding balance during the quarter. As of December 31, 1997, $1,361,438 has been drawn on the line with accrued interest of $159,384 due on the note and line of credit.

         The total notes receivable and accrued interest under these two agreements was $3,005,734 as of December 31, 1997, and is secured by 1,500,000 shares of common stock of the Company held by the stockholder.

         Office/warehouse space, furniture and equipment for the operations in Florida is rented from Fortune 21. The amount charged is approximately $3,800 per month. Total payments for the nine months ended December 31, 1997 are approximately $15,000.

(8)      Supplemental Cash Flow Information
         ----------------------------------

         The following table supplements the Consolidated Statement of Cash Flows and sets forth information relating to Fortune's acquisitions of certain businesses and sale of Fortune 21:

                           Fair value of assets acquired       $         184,010
                           Liabilities assumed                            25,105
                           Related party notes receivable
                                on sale of Fortune 21                  1,479,469

(9)      Joint Venture Agreement
         -----------------------

         On December 1, 1997 a joint venture agreement was entered into among First Resource, Inc. (FRI, a wholly-owned subsidiary of the Company), Blair Investment Properties, Inc. (Blair) and Home Buyers of America


                                                                     (Continued)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)



         (HBA) to develop a marketing program for the sale of training seminars, coaching and materials on how to make money buying real estate. Blair and HBA will contribute $400,000 to the venture to offset marketing costs. FRI will market, operate and manage the program. The parties to the agreement will split any net profits and bear any losses on a 50% basis to FRI and 50% basis to Blair and HBA. Net profits are defined as all revenues generated as a result of the program less all direct costs and a reasonable allocation of certain overhead costs, as defined, for managing the program. The agreement is for a five-year period but can be cancelled at anytime by either party. If expiration or termination cancels the agreement none of the parties can participate in a similar program anywhere in the United States for a two-year period.

         As of December 31, 1997, Blair and HBA had contributed $150,000 which was used to offset marketing costs and has accordingly reduced cost of sales expense in the accompanying Consolidated Statement of Operations.

(10)     Capital Transactions
         --------------------

         Preferred Stock
         The Company entered into a $20,000,000 credit facility (the "Agreement") dated October 28, 1997, which was ultimately contingent on the Company becoming effective on a registration statement with the Securities and Exchange Commission no later than 120 days subsequent to the initial closing date. On October 28, 1997, the Company issued 20,000 shares of its 5% Convertible Series A Preferred Stock (Series A Preferred Stock) and Warrants to purchase 500,000 shares of Common Stock for a net cash consideration of $1,610,000 ($2,000,000 gross proceeds less direct offering costs of $390,000). The Warrants allow the Investors to purchase an aggregate of 500,000 shares of Common Stock for three years at the following prices: (i) 250,000 shares at a price of $5.00 per share, and (ii) 250,000 shares at a price of $6.00 per share. Of the net cash consideration received, $300,000 was assigned as the value of the warrants.

         Effective March 27, 1998, the agreement was amended. As provided for by the amendment, the parties agree that neither of them would have the obligation to purchase or sell additional shares of the Series A Preferred Stock. All penalties, defaults and price adjustments provided for under the October Agreement were waived under the terms of the Amendment. The Company remains obligated to use its best efforts to process expeditiously a registration statement. In the event a registration statement does not become effective by July 27, 1998, or in the alternative, if the Company or other persons are not able to provide the Selling Security Holders with shares of Common Stock of the Company which would have the rights and benefits comparable to shares of Common Stock registered under the Securities Act, the Selling Security Holders would have the right to put their shares of Series A Preferred Stock at stated value plus accrued and unpaid dividends and foreclose on collateral provided to them under the October Agreement.

         The Selling Security Holders agreed to extend to the Company a grace period of 60 days from the end of July 27, 1998 in which the Company would have the right to exercise a redemption option and make a one-time payment equal to 120% of the stated value of the Preferred
         Stock to be acquired. At such time as the registration statement becomes effective, the Company also has a right to a redemption option to acquire 10% of the Series A Preferred Stock on a monthly basis over



                                                                     (Continued)

                FORTUNE FINANCIAL SYSTEMS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1997
                                   (Unaudited)




         a 10-month period (i.e., 2,000 shares of Series A Preferred Stock each month) at a redemption price of 120% of the stated value of such shares of Series A Preferred Stock. In addition, on or prior to the earlier of July 27, 1998 or the date a registration statement becomes effective, the Company will have the right to redeem, in whole or in part, and from time to time, the Series A Preferred Stock at 110% of the stated value of the Series A Preferred Stock and without payment of accrued but unpaid dividends.

         As modified by the Amendment, at the option of each of the Selling Security Holders, the Series A Preferred Stock may be converted at any time into shares of the Company's Common Stock equal in number to the amount to be determined by dividing $100.00 (representing the stated value thereof) by a percentage of the average closing price of the Company's Common Stock over the 10-day trading period ending on the day prior to the conversion of the Series A Preferred Stock less a discount of 17%. The Selling Security Holders, however, have agreed to convert not more than 10% of the Series A Preferred Stock during any 30-day period for a total of 10 months beginning on the earlier of the date hereof or the date of effectiveness of a Registration Statement.

         Common Stock
         On May 2, 1997, Fortune purchased Internet Development, Inc. (IDI) in exchange for 1,000,000 shares of common stock. The stock was valued at fair market value. The estimated fair value of the assets acquired approximate net book value and therefore, no goodwill was recorded.

         On July 2, 1997, Fortune issued 10,000 shares of common stock as part of a short-term loan agreement. The Company recorded $2,000 in the note receivable from stockholder related to this issuance.

         On July 14, 1997, Fortune purchased Gateway Management International, Inc., an educational and distribution company, which has marketing rights to various educational materials in exchange for 1,000,000 shares of common stock. The stock was valued based upon the estimated fair value of the assets acquired which consisted solely of marketing rights and is classified as Goodwill on the Consolidated Balance Sheet. Management believes that no impairment of the value has occurred since the date of acquisition. Subsequent to the purchase, Gateway's sole shareholder became the CEO and President of Fortune.

         On July 25, 1997, Fortune sold 625,000 shares of common stock under rule 504 of the Securities and Exchange Act to a single investor, in exchange for $1,000,000 in cash.

         On August 21, 1997, Fortune issued 1,000 shares of common stock to each of six employees and recorded in selling, general and administration the $6,000 related to these issuances.

                             ADDITIONAL INFORMATION

         The Company intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's website (http://www.sec.gov.). In addition, following approval of the Common Stock for quotation on The Nasdaq SmallCap Market, reports and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Section 78.751 of the General Corporation Law of Nevada, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 78.751 of the General Corporation Law of Nevada further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Company's Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for breach of fiduciary duty as a director or officer involving any act or omission in such capacity, provided that the foregoing will not limit the liability of such officers and directors for acts or omissions involving intentional misconduct, fraud or knowing violation of the law, or the payment of dividends in violation of Nevada law. The Company's By-Laws provide that the Company will indemnify its directors and officers for liabilities arising by reason of having served the Company in such capacity or where such officer or director is adjudged to be liable for negligence or misconduct in connection with actions performed on behalf of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Representative's nonaccountable expense allowance) are as follows:

Securities and Exchange Commission registration fee..           $    1,696.25
Legal fees and expenses..............................               16,000.00
Accounting fees and expenses.........................               10,000.00
Printing expenses....................................                8,000.00
Miscellaneous........................................                1,303.75

Total                                                           $  37,000.00



Item 26.  Recent Sales of Unregistered Securities

         The following information sets forth certain information with respect to all securities of the Company sold by it in the past three years. During such period no securities were registered under the Securities Act of 1933, as amended (the "Securities Act").

         The Company did, however, issue shares of Common Stock as consideration in the following transactions, all of which were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) Regulation D thereof. The shares issued in these offerings bear a restrictive legend indicating they are subject to transfer restrictions and not freely tradeable pursuant to the Securities Act and Rule 144 promulgated thereunder.

         On October 28, 1997, the Company issued an aggregate of 20,000 shares of its Series A Preferred Stock and common stock purchase warrants to purchase 500,000 shares of common stock to Deere Park Capital Management, Inc. and Profutures Special Equities Fund, L.P.

         On August 21, 1997, the Company issued 1,000 shares of common stock to each of six employees.

         In July 1997, the Company issued 625,000 shares of common stock under rule 504 to a single investor, in exchange for $1,000,000.00.

         On  July  14,  1997,  the  Company  issued   1,000,000  shares  to  the
shareholders of Gateway Management pursuant to an acquisition agreement between the Company and Gateway.

         On July 2, 1997, the Company issued 10,000 shares of common stock to Norm Kaufman as partial payment of interest on a short-term loan.

         On May 2, 1997, the Company issued 1,000,000 shares to the shareholders of Internet Development pursuant to an acquisition agreement between the Company and Internet Development, Inc.

         On March 22, 1997, the Company issued 1,060,000 shares of Common Stock to Professional Marketing, Inc. in connection with the acquisition of the stock of PMI.

         On February 23, 1997, the Company issued James Etter, Robert Nelson, and Jennifer Brenner, 35,700, 42,850 and 500 shares, respectively, of the Company's Common Stock. These shares were issued to the above-named individuals in connection with a subscription for shares.

         On February 7, 1997, the Company issued a total of 6,200,000 shares of its Common Stock pursuant to the terms of a contribution and operating agreement with Peter R. Morris and Success Holdings, LLC. These securities were issued in consideration for a minimum of $500,000 in cash, $3,000,000 in media credits and certain licensing rights to trademarks intellectual property owned by Success. In addition, Mr. Morris agreed to guarantee a $250,000 credit line for use by the Company.

         On November 5, 1996, the Company issued 25,000 shares of its Common Stock in connection with the acquisition of certain real estate educational materials owned by Real Estate Link, Inc. An additional 12,500 shares were issued on February 23, 1997 to Real Estate Link, Inc. in connection with a subscription agreement.

         On September 30, 1996, the Company issued 1,000,000 shares as consideration for the acquisition of all of the assets of Performance Link, Inc. by the Company's then wholly-owned subsidiary, Fortune 21. These shares were issued to James J. Francis, a former officer and director of the Company and PLI's sole shareholder.

         On September 10, 1996, the Company issued 6,000,000 shares of its Common Stock to James S. Byrd and Douglas Shane Hackett, who were officers and directors of the Company pursuant to an agreement between the Company and Fortune 21, Inc. Subsequent to the transaction, the Company issued additional shares to each of Messrs. Byrd and Hackett on November 5, 1996 in the amount of 500,000 shares each in consideration for an additional $73,758 capital contribution from each individual. These shares included 2,000,000 shares of stock previously issued to Byrd in July 1996, 1,000,000 of which were assigned to Hackett in August 1996.

         On June 25, 1994, the Company issued 1,903,703 shares of its Common Stock to all of the shareholders of VTS in exchange for their shares.

Item 27.  Exhibits.

Exhibit Number

3.1     Articles of Incorporation of  Fortune Financial Systems, Inc. as Amended

3.2     By-Laws of  Incorporation of Fortune Financial Systems, Inc. (Merged)

4.1     Form of Common Stock Certificate

5.0 Opinion of Atlas, Pearlman, Trop & Borkson, P.A. (to be filed later bY amendment)

10.1    Exchange Agreement between VTS and USMS, dated June 25, 1994

10.2 Exchange Agreement between USMS and Fortune 21, Inc., dated September 10, 1996

10.3    Contribution and Operating Agreement among the Company,
        Byrd, Hackett, Success and Morris, dated February 7, 1997

10.4    License Agreement between Success Holdings, LLC dated
        February 7, 1997

10.5 Acquisition Agreement between the Company and Professional Marketing, Inc., dated March 22, 1997

10.6    Fortune 21, Inc. Agreement, dated April 1, 1997

10.7    Acquisition Agreement between the Company and Internet
        Development, Inc., dated May 3, 1997

10.8    Acquisition Agreement between the Company and
        Gateway Management International, Inc., dated July 14, 1997

10.9    Employment Agreement between the Company and Douglas
        Shane Hackett, dated February 7, 1997

10.10 Employment Agreement with the Company and Roger C. Royce, dated July 28, 1997

10.11 Consulting Agreement between James S. Byrd, Jr. and the Company, dated , December 31, 1997

10.12 Deere Park Capital Management, Inc. and Profutures Special Equities Fund, L.P. Private Equity Line of Credit Agreement, dated October 28, 1997

23      Consent of Parks, Tschopp, Whitcomb & Orr, P.A. Certified Public
        Accountants

23.1 Consent of Atlas, Pearlman, Trop & Borkson, P.A. [contained in such firm's opinion filed as Exhibit 5.1]

24 Power of Attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement

27      Financial Data Schedule

Item 28.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                   (1) To file,  during  any  period in which it offers or sells
securities  being  made,  a  post-effective   amendment  to  this   Registration
Statement:

                           (i) To include  any  Prospectus  required  by Section
10(a)(3) of the Securities Act of 1933;


                           (ii) To reflect in the prospectus any facts or events
which,  individually  or  together,   represent  a  fundamental  change  in  the
information set forth in the Registration Statement;

                           (iii) To include any  additional or changed  material
information with respect to the
plan of distribution.

                   (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                   (3) To file a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Salt Lake City, State of Utah on April 10, 1998.


                                        FORTUNE FINANCIAL SYSTEMS, INC.

                                                 /s/ Roger C. Royce
                                        By: _____________________________
                                                 Roger C. Royce, President


                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Roger C. Royce and such person true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such persons' capacity as a director and/or officer of Fortune Financial Systems, Inc. to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) or otherwise) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signature                        Title                                Date


                               Chairman, President,
                               Chief Executive Officer,
/s/ Roger C. Royce             and Director                       April 10, 1998
----------------------------
Roger C. Royce

                               Executive Vice President
/s/Douglas S. Hackett          and Director                       April 10, 1998
-----------------------
Douglas S. Hackett


                               Vice President, Chief Financial
                               Officer, Secretary, Treasurer
/s/ Stephen H. Ross            and Director                       April 10, 1998
----------------------------
Stephen H. Ross


/s/ Steve Comer                Director                           April 10, 1998
----------------------------
Steve Comer


/s/ Steve G. Thorne            Director                           April 10, 1998
----------------------------
Steve Thorne